SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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HORIZON BANCORP
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
ANNUAL MEETING OF SHAREHOLDERS
AMENDED 2003 OMNIBUS EQUITY INCENTIVE PLAN
DEFINITIONS
ADMINISTRATION
SHARES SUBJECT TO THIS PLAN
ELIGIBILITY
STOCK OPTIONS
STOCK APPRECIATION RIGHTS
RESTRICTED STOCK
PERFORMANCE UNITS AND PERFORMANCE SHARES
AMENDMENT, TERMINATION, AND DURATION
TAX WITHHOLDING
CHANGE IN CONTROL
LEGAL CONSTRUCTION
MISCELLANEOUS

March 26, 2010
Dear Shareholder:
You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Horizon Bancorp to be held at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana on Thursday, May 6, 2010, at 6:00 p.m. (local time; registration will begin at 5:30 p.m.). To ensure that a quorum will be represented at the meeting, we encourage you to vote promptly using one of the methods described in the Proxy Statement. Voting early will not limit your right to attend the meeting and vote in person.
As in the past two years, we are taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to our shareholders by posting the materials on the Internet, and which allow us to provide our shareholders with the information they need, while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting. Our proxy materials are posted at www.materials.proxyvote.com/440407. On March 26, 2010, we mailed a notice to our shareholders containing instructions on how to access our proxy materials online and on how to vote.
The Notice of Annual Meeting and the Proxy Statement cover the business to come before the meeting, which will be the election of directors, an advisory (non-binding) vote to approve executive compensation, an amendment to the 2003 Omnibus Equity Incentive Plan, the ratification of the independent auditors and a shareholder proposal (if presented at the Annual Meeting). We urge you to read these materials carefully.
The Annual Report for the year ending December 31, 2009 is posted on the Internet, and if you request printed versions of the proxy materials, a copy of the Annual Report will be enclosed with the Notice of Annual Meeting and Proxy Statement.
We look forward to meeting our shareholders, and welcome the opportunity to discuss the business of your company with you.

Craig M. Dwight	Robert C. Dabagia
President and Chief Executive Officer	Chairman of the Board

HORIZON BANCORP
515 Franklin Square
Michigan City, Indiana 46360
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 6, 2010
To Our Shareholders:
The Annual Meeting of Shareholders of Horizon Bancorp (“Horizon”) will be held on Thursday, May 6, 2010, 6:00 p.m. (local time; registration will begin at 5:30 p.m.), at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana.
The Annual Meeting will be held for the following purposes:
1.	Election of Directors: The election of four Directors to serve three-year terms expiring in 2013.

2.	Advisory Vote on Executive Compensation: The approval of a non-binding, advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement.

3.	Amendment of 2003 Omnibus Equity Incentive Plan: The approval of amendments to the Horizon Bancorp 2003 Omnibus Equity Incentive Plan to make an additional 175,000 Common Shares available for issuance under the plan, which will be available for the grant of non-option awards, and to update the plan to reflect recent changes in compensation practices.

4.	Ratification of Auditors: The ratification of the appointment of BKD, LLP, as independent auditors for 2010.

5.	Shareholder Proposal: The consideration of a shareholder proposal, if properly presented at the Annual Meeting, which the Board of Directors and management unanimously oppose, to request that the Board of Directors take the necessary steps to declassify the Board of Directors and require the annual election of Horizon’s directors.

6.	Other Business: The transaction of such other business as may properly come before the meeting or any adjournment of the meeting.
You can vote at the meeting or any adjournment of the meeting if you are a shareholder of record at the close of business on March 1, 2010.
We urge you to read the Proxy Statement carefully so that you may be informed about the business to come before the meeting or any adjournment.
This Notice of Annual Meeting and Proxy Statement are posted on the Internet at www.materials.proxyvote.com/440407. A copy of our Annual Report for the fiscal year ended December 31, 2009, also is posted on the Internet, and, if you request printed versions of the proxy materials, the Annual Report will be enclosed with this Notice of Annual Meeting and Proxy Statement.
By Order of the Board of Directors
James D. Neff
Secretary
Michigan City, Indiana
March 26, 2010
As shareholders of Horizon, your vote is important. Whether or not you plan to be present in person at the Annual Meeting, it is important that your shares are represented. Please vote as soon as possible.

HORIZON BANCORP
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 6, 2010
Information About Proxy Materials
Why am I receiving these materials?
The Board of Directors of Horizon Bancorp, an Indiana corporation, is soliciting proxies to be voted at the Annual Meeting of Shareholders to be held on Thursday, May 6, 2010, at 6:00 p.m. (local time). The meeting will be held at the Clarion Inn, 5820 South Franklin Street, Michigan City, Indiana. Our Board of Directors has made these materials available to you on the Internet, or, upon your request, has delivered printed versions of these materials to you by mail. We mailed our Notice of Internet Availability of Proxy Materials to our shareholders on March 26, 2010.
What is included in these materials?
These materials include:
•	Our Proxy Statement for the Annual Meeting; and

•	Our 2009 Annual Report, which includes our audited consolidated financial statements.
If you requested a paper copy of these materials by mail, a proxy card also was included.
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we sent our shareholders a Notice of Internet Availability of Proxy Materials. All shareholders receiving the notice have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice. In addition, the notice contains instructions on how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
How can I get electronic access to the proxy materials?
The notice provides you with instructions regarding how to view our proxy materials for the Annual Meeting on the Internet.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual shareholders’ meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.
Items of Business
What will the shareholders vote on at the Annual Meeting?
Shareholders will vote on the following five proposals:
•	The election of four directors to serve three-year terms;

•	The approval of a non-binding, advisory proposal on the compensation of Horizon’s executive officers described in this Proxy Statement;

•	Amendment of the 2003 Omnibus Equity Incentive Plan;

•	The ratification of the appointment of BKD, LLP, as independent auditors for 2010; and

•	If presented at the meeting, a shareholder proposal to request declassification of the Board of Directors.
Will there be any other items of business on which to vote?
Management is not aware of any other matters to be presented at the meeting other than those mentioned above and has not received notice from any shareholders requesting that other matters be considered.
Voting Information
Who can vote at the Annual Meeting?
Shareholders of record of Horizon Common Shares as of the close of business on March 1, 2010, the record date, may vote at the Annual Meeting. On the record date, Horizon had 3,286,006 Common Shares outstanding and also had 25,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock outstanding. Each Common Share is entitled to one vote on each matter to be voted on at the Annual Meeting.
How do I vote my shares?
There are three ways to vote by proxy prior to the Annual Meeting:

By Telephone:	Shareholders located in the United States can vote by telephone by calling 1-800-690-6903 and following the instructions in the notice;

By Internet:	You can vote over the Internet at www.proxyvote.com by following the instructions in the notice; or

By Mail:	You can vote by signing, dating and mailing the proxy card sent to you by mail.
We encourage you to vote over the Internet, by telephone or by mailing the proxy card even if you plan to attend the meeting.
All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained in the proxy. If you submit a proxy without voting instructions, the proxies named in the proxy will vote on your behalf for each matter described below in accordance with the recommendations of the Board of Directors on Proposals 1, 2, 3, 4 and 5 as set forth in this Proxy Statement and on any other matters in accordance with their best judgment.
If you have shares held by a broker or other nominee, you may instruct the broker or other nominee to vote your shares by following the instructions the broker or other nominee provides to you.
Proxies solicited by this Proxy Statement may be exercised only at the Annual Meeting and any adjournment and will not be used for any other meeting.
Can I vote my shares in person at the meeting?
If you are a shareholder of record as of March 1, 2010, you may vote your shares in person at the meeting.
If your shares are held by a broker or other nominee, you must obtain a proxy from the broker or nominee giving you the right to vote the shares at the meeting.
Can I change my vote after I have voted by telephone, online or mailed my proxy card?
You many change your vote at any time prior to the vote at the Annual Meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Horizon’s Secretary (James D. Neff, 515 Franklin Square, Michigan City, Indiana 46360), or by voting in person at the Annual Meeting.
What constitutes a quorum?
A majority of the outstanding Common Shares, present or represented by proxy, constitutes a quorum for the Annual Meeting. As of March 1, 2010, the record date, 3,286,006 Common Shares were issued and outstanding.
How many votes are required for the election of directors and the other proposals?
The following votes will be required to approve the proposals:
•	Directors will be elected by a plurality of the votes cast (Proposal 1).

•	The advisory vote on executive compensation (Proposal 2), the ratification of the independent auditors (Proposal 4) and the shareholder proposal to request declassification of the Board (Proposal 5) require for approval that more votes be cast in favor of the proposal than against the proposal.

•	The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the amendments to the 2003 Omnibus Equity Incentive Plan (Proposal 3).
Abstentions and “broker non-votes” (described below) are counted for purposes of determining the presence or absence of a quorum but are not considered votes cast. Instructions to withhold authority will result in a nominee for director in Proposal 1 (Election of Directors) receiving fewer votes but will not count as votes “against” the nominee. Neither abstentions nor broker non-votes will affect whether more votes have been cast for than against Proposal 2 (Ratification of Independent Auditors), Proposal 4 (Advisory Vote on Executive Compensation) and Proposal 5 (Shareholder Proposal). Abstentions and broker non-votes also will not affect whether a majority of the votes cast are in favor of Proposal 3 (Amendment of the 2003 Omnibus Equity Incentive Plan).
What is a “broker non-vote”?
A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote on a proposal because the broker has not received instructions from the beneficial owners on how to vote on such proposal and the broker does not have discretionary authority to vote in the absence of instructions. Brokers generally have had the authority to vote, even though they have not received instructions, on matters that are considered “routine,” such as the election of directors and the ratification of auditors. Beginning this year, unlike previous years, a broker or other nominee will not have discretion to vote for or against the election of directors. To avoid a broker non-vote of your shares on the election of directors, the amendment of the Omnibus Plan and the shareholder proposal, which are non-routine matters, you must provide voting instructions to your broker or other nominee.
Who pays the cost of this proxy solicitation?
Horizon pays the cost of soliciting proxies. Upon request, Horizon will reimburse brokers, dealers, banks, trustees and other fiduciaries for the reasonable expenses they incur in forwarding proxy materials to beneficial owners of the Common Shares. In addition to sending the Notice of Internet Availability of Proxy Materials and requested proxy materials by mail, proxies may be solicited personally or by telephone or facsimile or electronic mail, by certain directors, officers and employees of Horizon, Horizon Bank, N.A., and their subsidiaries, who will not be specially compensated for such solicitation.

Proposal 1
Election of Directors
The first matter to be acted upon at the Annual Meeting is the election of directors. Horizon’s Board of Directors currently consists of twelve members. As required by Horizon’s Amended and Restated Articles of Incorporation, the Board is divided into three classes of equal or near-equal size and the members of one class of directors are elected to serve three-year terms at each Annual Meeting.
Director Qualifications and Diversity
Horizon is a community bank that operates in a heavily regulated industry and relies on its Board of Directors for local knowledge and business acumen. Horizon believes our Board should be composed of individuals with business or academic experience that impact our business and the local community. In addition, Horizon’s Directors are expected to meet the standards outlined below. We believe that all our current Board members possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each Board member in the individual biographies below. In addition, several of our Board members have numerous years of service on our board and have served through multiple economic cycles. We believe this experience has provided them with significant and valuable understanding of our business, the regulatory requirements and the industry in which we compete.
Horizon’s Directors have considerable professional and business acumen, are well educated and engaged in the local communities served by Horizon. Five members of Horizon’s Board of Directors qualify as “audit committee financial experts,” which is a considerable number for a company of our size.
Horizon’s directors actively participate in continuing education, with each director completing 100% of their 2009 assigned educational programs. In addition, several directors attended outside training programs in the areas of audit, compensation and regulatory compliance.
Horizon’s Board of Directors believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight. The Board’s Nominating Committee is authorized by Horizon’s Bylaws to select Horizon’s nominees to serve as directors. The Nominating Committee Charter requires the Committee, before it selects a nominee for election or re-election or recommends a director to fill a vacancy, to review and evaluate:
•	the nominee’s qualifications, including judgment, skill, capability, ability to serve, conflicts of interest, business experience, the interplay of the candidate’s experience with that of the other Board members, the extent to which a candidate would be a desirable addition to the Board and any committee of the Board;

•	if applicable to the nominee, whether the nominee would be deemed “independent” under marketplace rules of the NASDAQ Stock Market and SEC regulations;

•	whether the nominee is qualified and likely to remain qualified to serve under Horizon’s Bylaws; and

•	such other factors the Committee deems relevant.
The Nominating Committee’s Charter also provides that in determining whether to select incumbent directors for re-election to the Board, the Committee must consider the director’s past participation and contribution to the Board.
The Nominating Committee applies a broad concept of diversity, which includes all of the criteria listed in the Nominating Committee Charter together with other factors such as the nominee’s age, leadership abilities, continuous learning and the location of the nominee’s residence and place of business. Although Horizon does not have a diversity policy, when the Nominating Committee seeks new director candidates to add to the board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Nominating Committee selects director nominees on the basis of all of these criteria with the goal of finding the best qualified person to meet Horizon’s needs.
With respect to geographic diversity, the Nominating Committee considers whether current directors and nominees reside and/or have a place of business in the cities and counties in which the Bank has branches and in which the Bank is considering to locate future branches. Each of Horizon’s current directors lives and works (unless retired) in the markets served by Horizon. With respect to skill set diversity, the Nominating Committee seeks to have directors and nominees with not only experience and expertise related to banking but also in a broad range of other professions. The Board currently consists of members with expertise in health care, manufacturing, academia, agriculture, accounting, law, finance, collections, receivable management, real estate sales, real estate development, construction management and architecture.
The Nominating Committee also considers the age of director nominees and current directors. Horizon’s Bylaws provide that a nominee who is not currently serving on the board must not have reached his or her sixtieth birthday on the date of the shareholder meeting at which the nomination will be considered or on the date the nominee is elected to fill a board vacancy. The Bylaws also specify that directors may continue to serve until the end of the year in which they reach their seventy-fifth birthday.
Nominees
The terms of Susan D. Aaron, Charley E. Gillispie, Larry N. Middleton, Jr. and Robert E. Swinehart will end at the Annual Meeting. The Board of Directors has nominated each of them to serve additional three-year terms as members of the Class of 2013. Information on the nominees and the other members of the Board of Directors is provided below.
The Board of Directors unanimously recommends that the shareholders vote “FOR” the election of the four nominees
(Item 1 on the Proxy Card)
Members of the Board of Directors
The following table presents biographical information on all of the directors, including the four nominees, and information regarding the director’s experiences, qualifications, attributes or skills that have caused the Nominating Committee and the Board to determine that the director should continue to serve on Horizon’s Board. All of the directors of Horizon also serve as directors of Horizon Bank, N.A. (the “Bank”).

Name	Age	Business Experience and Service as a Director
Class of 2013

Susan D. Aaron	55	Ms. Aaron is the President and Chief Executive Officer of Vision Financial Services, Inc., LaPorte, Indiana, an accounts receivable management business in which she has more than thirty years experience. She has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993. Ms. Aaron has a degree in finance and an M.B.A. and qualifies as an audit committee financial expert under SEC rules.

Ms. Aaron possesses particular knowledge and experience in accounts receivable management, collection services and their related rules and regulations, finance, accounting, management and local market knowledge as it relates to the small business community and not-for-profit organizations. Ms. Aaron’s extensive experience provides significant insight and expertise to our Board, particularly as they apply to commercial lending, accounts receivable management and knowledge of the local community.

Charley E. Gillispie	62	Mr. Gillispie is Vice President of Administration and Finance at Valparaiso University. He is a registered CPA with over thirty years of accounting experience. He has an undergraduate degree in business administration and an M.B.A. with an emphasis in accounting. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Gillispie qualifies as an audit committee financial expert under SEC rules.

Mr. Gillispie possesses particular knowledge and experience in finance, audit, accounting, administration, investment management and local market knowledge as it relates to small business and not-for-profit organizations. Mr. Gillispie’s extensive bank audit, accounting, investment and administration experience provides Horizon considerable expertise and insight into these areas. In addition, Mr. Gillispie has attended outside continuing director educational programs with a focus on audit. Mr. Gillispie has used his professional experiences and knowledge to provide good oversight of Horizon’s audit and asset liability committees.

Larry N. Middleton, Jr.	57	Mr. Middleton is a real estate broker and the President of Century 21 Middleton Co., Inc. in Michigan City, Indiana. He has a background in marketing and sales. He has served on Horizon’s Board of Directors since 1995 and on the Board of Directors of the Bank since 1993.

Mr. Middleton possesses particular knowledge and experience in sales management, the local real estate market and real estate rules and regulations that strengthen the Board’s collective qualifications, skills and experiences as it relates to real estate. Given the current distressed real estate market Mr. Middleton’s local knowledge and insight is extremely valuable to Horizon.

Robert E. Swinehart	67	Mr. Swinehart is the retired President and Chief Operating Officer of Emerson Power Transmission Corp. He has an M.B.A. His business responsibilities included budgeting, financial reporting and supply chain management, and he has held leadership roles in an industry trade association and in a number of community organizations. He has served on Horizon’s Board of Directors since 1998 and on the Board of Directors of the Bank since 1996. Mr. Swinehart qualifies as an audit committee financial expert under SEC rules.

Mr. Swinehart’s extensive knowledge and experience in manufacturing, supply chain management, finance and accounting has provided considerable strength to Horizon’s Board of Directors. Mr. Swinehart’s management experience in a large and complex organization has provided Horizon with important professional contacts and insight into managing larger organizations. In addition, Mr. Swinehart has attended outside director continuing education and has shared his educational experience with the other board members.

Name	Age	Business Experience and Service as a Director
Class of 2012

Lawrence E. Burnell	55	Mr. Burnell is the Chief Operating Officer and Chief Financial Officer of White Lodging Services Corporation, a national hotel management and development company. He has over thirty years of financial management experience. He has served on Horizon’s Board of Directors since 2009 and on the Board of Directors of the Bank since September 2007. Mr. Burnell qualifies as an audit committee financial expert under SEC rules.

Mr. Burnell has extensive experience and knowledge in real estate development, trends in commercial real estate values, management of a large and complex service organization, finance and accounting. Mr. Burnell’s extensive commercial real estate background provides Horizon’s Loan Committee with important insight into this industry, which is especially valuable during the current recession. In addition, Mr. Burnell’s extensive accounting, management and service industry experience provides an important perspective to Horizon’s Board of Directors.

Robert C. Dabagia	71	Mr. Dabagia has served as the Chairman of Horizon since 1998. He has over forty years of banking experience, including thirty-three years as an executive officer. He served as Chief Executive Officer of Horizon and the Bank until July 1, 2001. He has served on Horizon’s Board of Directors since 1980.

Mr. Dabagia has extensive knowledge and experience in banking, trust and investment management, audit, balance sheet management, credit underwriting, bank regulations, and finance. Mr. Dabagia’s extensive banking, trust and executive management experience provides the Board an important historical perspective on the industry and economic cycles. In addition, Mr. Dabagia provides considerable insight on the importance of shareholder value and regulatory compliance.

Peter L. Pairitz	54	Mr. Pairitz is a business developer who focuses on consulting with small business owners regarding all aspects of business ownership, including financing alternatives, and he has management responsibilities for several types of businesses. He is a CPA with experience in auditing financial institutions with a public accounting firm. He has served on Horizon’s Board of Directors since 2001 and on the Board of Directors of the Bank since 2000. Mr. Pairitz qualifies as an audit committee financial expert under SEC rules.

Mr. Pairitz has extensive knowledge and experience in finance, accounting, audit, manufacturing, real estate development and of the local business community. Mr. Pairitz’s business experiences, local knowledge and attention to detail are very important to Horizon’s Board of Directors. In addition, Mr. Pairitz has continued his outside board education in the areas of credit and compensation trends and issues and has shared his knowledge and experience with the Loan and Compensation Committees of the Board.

Spero W. Valavanis	57	Mr. Valavanis is an architect and the President of Design Organization, Inc., an architecture and interior design firm. He has served on Horizon’s Board of Directors since 2000 and on the Board of Directors of the Bank since 1998.

Mr. Valavanis has extensive knowledge and experience in architecture, design, construction management and of the local business, municipal and not-for-profit communities. Mr. Valavanis has continued his director education with a focus on asset and liability management. Mr. Valavanis’s professional background, local market knowledge and community involvement are important contributions to Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director
Class of 2011

Craig M. Dwight	53	Mr. Dwight has served as the Chief Executive Officer of Horizon and the Bank since July 1, 2001, and as the President and Chief Administrative Officer of Horizon and as the Chairman and Chief Executive Officer of the Bank since December 1998. He has served on Horizon’s Board of Directors and the Board of Directors of the Bank since 1998. He has thirty-one years of banking experience, including experience as a commercial loan officer and as a chief executive officer. He has a business degree with a concentration in accounting.

Mr. Dwight has extensive knowledge and experience in banking, credit underwriting, balance sheet management, liquidity management, finance, accounting and banking rules and regulations. In addition, Mr. Dwight has considerable knowledge of the local business, municipal and not-for-profit communities. Mr. Dwight has served in leadership roles with a considerable number of local not-for-profit organizations, including leading several fund raising campaigns. Mr. Dwight’s intimate knowledge of Horizon’s business and his leadership during this recent economic recession and ability to look for new opportunities for Horizon makes him a valuable member of Horizon’s Board of Directors.

James B. Dworkin	61	Mr. Dworkin is the Chancellor of Purdue University North Central. He has over thirty years of experience in education and has a business school background and a Ph.D. in Industrial Relations. He has served on Horizon’s Board of Directors since 2003 and on the Board of Directors of the Bank since 2002.

Mr. Dworkin has extensive knowledge and experience in academia, negotiations, business administration, and management of a large organization. In addition, Mr. Dworkin has considerable knowledge of local business and not-for-profit organizations. Mr. Dworkin regularly shares his local and national insights with the Board and Senior Management. In addition, due to his extensive knowledge of the local community, he provides considerable insight into current local events. Mr. Dworkin’s community knowledge, ability to work with others and consensus building abilities are valuable attributes to Horizon’s Board of Directors.

Daniel F. Hopp	62	Mr. Hopp is Senior Vice President, Corporate Affairs, and General Counsel of Whirlpool Corporation. He has a law degree and has over twenty-five years experience working with a publicly traded corporation. He has served on Horizon’s Board of Directors since 2005 and on the Board of Directors of the Bank since 2004.

Mr. Hopp has extensive knowledge and experience in manufacturing, management of a large and complex organization, corporate law and the rules and regulations applicable to large publicly traded companies. Mr. Hopp’s educational and professional background is rarely found on a community bank board. In addition, Mr. Hopp is very active in the local not-for-profit community. At Horizon’s Board meetings, Mr. Hopp regularly provides invaluable insights based on his professional experiences and based on his training, and he has the ability to look at complex problems from a different perspective. Mr. Hopp is a valuable member of Horizon’s Board of Directors.

Name	Age	Business Experience and Service as a Director
Robert E. McBride, M.D.	70	Dr. McBride is a retired Pathologist. He has experience as the chief executive officer of a not-for-profit hospital and as president of a medical corporation. He has served on the Boards of Directors of Horizon, the Bank and the Bank’s predecessor since 1984.

Dr. McBride possesses particular knowledge and experience in the areas of medicine, the local medical and not-for-profit communities, management of a large and complex organization and investments. Dr. McBride has held several leadership roles in the local and regional medical community, including extensive work on several foundations. Dr. McBride’s service to our Board since 1984 has given him considerable banking knowledge and experience during several economic cycles. Dr. McBride’s medical leadership roles, local market knowledge, management experience and tenure as a director provide considerable value to Horizon’s Board of Directors.
Each of the nominees has agreed to serve for the term for which he or she has been nominated. It is intended that the proxies solicited by the Board of Directors will be voted for the nominees named above. If any nominee is unable to stand for election, the Board of Directors may designate a substitute nominee or adopt a resolution reducing the number of members on the Board. If a substitute nominee is designated, Common Shares represented by proxy will be voted for the substituted nominee.
Corporate Governance
Director Independence
Annually Horizon’s Board of Directors considers the independence of each of the directors under the Listing Standards of the NASDAQ Stock Exchange. In determining independence, the Board considers, among other things, current or previous employment relationships as well as material transactions and relationships between Horizon or the Bank and the directors, members of their immediate family and entities in which the directors have a significant interest. The purpose of this review is to determine whether any relationships or transactions exist or have occurred that are inconsistent with a determination that the director is independent.
The Board of Directors has determined that ten of the twelve members of the Board, including all four nominees, qualify as independent directors under the rules of the Securities and Exchange Commission and the NASDAQ Listing Standards. As Chief Executive Officer, Mr. Dwight does not qualify as an independent director. Mr. Dabagia also does not qualify as independent under the NASDAQ Listing Standards since he is considered an employee of Horizon. The independent directors are Susan D. Aaron, Lawrence E. Burnell, James B. Dworkin, Charley E. Gillispie, Daniel F. Hopp, Dr. Robert E. McBride, Larry N. Middleton, Peter L. Pairitz, Robert E. Swinehart and Spero W. Valavanis.
Members of the Audit, Compensation and Nominating Committee must meet all applicable independence tests of the NASDAQ Stock Exchange and Securities and Exchange Commission.
Board Leadership Structure
Horizon’s Board of Directors believes that each business is unique, and therefore, Board leadership structure should vary depending upon each company’s circumstances and needs. Horizon’s Board believes its current leadership structure serves the Company well because it divides certain oversight and decision making duties between a separate Chief Executive Officer and Chairman and among various Board committees.
The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Mr. Dwight serves as Chief Executive Officer and President, and Mr. Dabagia serves as Chairman. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of Horizon. The Chairman approves the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of Horizon, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since 1980. In addition, the Chairman, who has not been active in the day-to-day operations of Horizon since 2001, receives total compensation of less than $100,000 and receives no health and welfare benefits. This, combined with his stock ownership, provides the Chairman with a unique perspective that we view as independent, even though he does not meet the NASDAQ definitions for independence.
The separation of the roles of Chief Executive Officer and Chairman and the independence of ten of the twelve board members helps ensure significant independent oversight of management. All of the directors on the Board, other than the Chief Executive Officer and Chairman, qualify as independent under the NASDAQ rules. The key standing committees-the Audit Committee, the Compensation Committee and the Nominating Committee-are comprised entirely of independent directors and provide independent oversight of management. In addition, the Board meets in executive session without the presence of the Chief Executive Officer and the Board’s key standing committees regularly meet in executive sessions without the presence of either the Chief Executive Officer or Chairman.
Communications with Directors
Shareholders may communicate directly to the Board of Directions or individual members of the Board of Directors in writing by sending a letter to the Board at: Horizon Bancorp Board of Directors, 515 Franklin Square, Michigan City, Indiana 46360. All communications directed to the Board of Directors will be transmitted to the Chairman of the Board of Directors or other director identified in the communication without any editing or screening.
Shareholders also may communicate concerns, suggestions or questions to any member of the Board of Directors or member of Senior Management by logging onto the www.ethicspoint.com website from any computer at any time or by calling the toll-free hotline number, 866-294-4694. Ethicspoint is a worldwide, confidential and anonymous web and telephone reporting system that allows shareholders, customers, vendors and employees the ability to report concerns, as well as pose questions and suggestions confidentially and anonymously. Ethicspoint is fully compliant with reporting requirements such as those mandated by the Sarbanes-Oxley Act, Section 301. All communications received through Ethicspoint, either by web or telephone, are transmitted directly to the Chairperson of the Board of Directors Audit Committee and designated members of Senior Management, without editing or screening.
Code of Ethics
Horizon’s Code of Ethics for Executive Officers and Directors supplements the Horizon Bancorp and Horizon Bank, N.A. Advisor Code of Conduct and Ethics applicable to all employees, including officers. Horizon’s Code of Ethics for Executive Officers and Directors is available on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Director Nomination Procedures
Horizon’s Bylaws provide that any of the following may nominate director candidates: the Board of Directors, a nominating committee of the Board, any person appointed and authorized by the Board to make nominations, or any shareholder entitled to vote for the election of directors who has complied with the notice procedures specified in the Bylaws.
Horizon’s Bylaws provide that nominations by shareholders must be made in writing and must be received at Horizon’s principal executive office not fewer than 120 days in advance of the date the Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. The Nominating Committee does not have a separate policy for considering director candidates recommended by shareholders because the director nomination procedures are set forth in Horizon’s Bylaws.

Horizon’s Bylaws provide that the chair of the Annual Meeting may, in his or her discretion, disregard nominations that are not made in accordance with the Bylaws and may instruct the tellers to disregard all votes cast for any such nominee. A complete copy of the applicable provisions of Horizon’s Bylaws is available to shareholders without charge upon request to the Secretary.
Meetings of the Board of Directors and Committees
Horizon’s Board of Directors held twelve meetings during 2009, and each director attended 75% or more of the total number of meetings of the Board and the committees upon which he or she served. Horizon and its subsidiaries have joint standing committees. These committees include the Audit Committee, the Compensation Committee and the Nominating Committee. Executive sessions of the independent directors are held at least four times a year.
Although Horizon does not have a policy regarding the attendance of directors at the Annual Meeting of Shareholders, Horizon encourages directors to attend the Annual Meeting. Nine of the twelve members of the Board of Directors attended the 2009 Annual Meeting.
Nominating Committee
The members of the Nominating Committee are appointed by the Board of Directors in May of each year. The members of the Nominating Committee for 2009/10 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Swinehart. All of the members of the Nominating Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Nominating Committee met three times during 2009. The responsibilities of the Nominating Committee of the Board of Directors include selecting the individuals to be nominated for membership on the Board of Directors and overseeing the annual self-evaluations by the Board and its committees.
The Nominating Committee selects a slate of nominees and then recommends those nominees to the Board of Directors. The entire Board of Directors determines who the nominees will be. The Nominating Committee and the Board select nominees who meet the qualifications set forth in Horizon’s Bylaws and the applicable independence requirements under the SEC and NASDAQ rules. The Nominating Committee Charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Audit Committee
Audit Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The Audit Committee members for 2009/2010 are Mr. Gillispie, who serves as Chairperson, Mr. Dworkin, Mr. Middleton and Dr. McBride. In addition, Mr. Swinehart serves as an alternate member of the Committee. The alternate member provides additional Committee expertise and support as needed. The Audit Committee met four times in 2009. The purpose of the Audit Committee is to assist the Boards of Directors of Horizon and the Bank in fulfilling their statutory and fiduciary responsibilities with respect to examinations of Horizon, the Bank and their affiliates and the monitoring of accounting, auditing and financial reporting practices. The Audit Committee reviews the internal audit procedure of Horizon and the Bank and recommends to the Boards of Directors the engagement of outside and internal auditing firms.
Horizon’s Board of Directors has determined that directors Charley E. Gillispie and Robert E. Swinehart qualify as “audit committee financial experts” as defined by the SEC rules. Mr. Gillispie has a Bachelor of Arts degree in Business Administration and an M.B.A. in accounting, and is a registered certified public accountant. He has seventeen years of public accounting experience. Mr. Swinehart has an M.B.A. and his experience includes serving with companies in the positions of controller, president and chief operating officer and having responsibility for financial reporting and analysis.
All of the members of the Audit Committee, including Mr. Gillispie, qualify as independent directors as defined by the SEC rules and NASDAQ listing standards.

The Board of Directors adopted a written charter for the Audit Committee in 2001. The charter was revised in 2007, 2008 and 2009, and the current charter is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Compensation Committee
Compensation Committee members serve one-year terms and are appointed at the Annual Meeting of Directors in May of each year. The members of the Compensation Committee for 2009/2010 are Mr. Pairitz, who serves as Chairperson, and Mr. Hopp, Dr. McBride and Mr. Swinehart. Ms. Aaron serves as an alternate to the Committee to provide additional expertise and support as needed. All of the members of the Compensation Committee qualify as independent directors under the rules applicable to NASDAQ-listed companies. The Compensation Committee met four times in 2009. The Committee reviews all salary and employee benefit issues relating to employees and directors of Horizon, the Bank and their affiliates. The Compensation Committee has adopted a charter, which is posted on our website at www.accesshorizon.com in the section headed “Investor Relations” under the caption “Corporate Governance.”
Compensation Committee Interlocks and Insider Participation
All of the members of the Compensation Committee are independent and no member of the Compensation Committee has served as an officer or employee of Horizon, the Bank or any of our other subsidiaries. None of the members of the Compensation Committee serves as an executive officer of another entity at which one of our executive officers serves as a member of the Board of Directors. No member of the Compensation Committee has had any relationship with Horizon requiring disclosure under Item 404 of SEC Regulation S-K, which requires the disclosure of certain related person transactions.
Compensation Consultants
The Compensation Committee has the authority under its charter to retain outside consultants to provide assistance. In accordance with this authority, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) in recent years. A primary function of the consultant is to provide market data to the Committee concerning compensation of comparable companies in order to assist the Committee in determining whether the compensation system is a reasonable and appropriate means to achieve Horizon’s business objectives.
During 2009, the Compensation Committee engaged Cook & Co. to assist in the review of the reasonableness of total compensation for the Chief Executive Officer, Chief Financial Officer and other top officers of Horizon. In 2009, 2007, 2005, 2003 and 2002, the Compensation Committee engaged Cook & Co. to conduct a peer review of executive and equity compensation. The Cook & Co.’s reviews are conducted at least every three years and are used to augment other data obtained annually in determining the reasonableness of executive compensation. The Cook & Co. reviews are more extensive and include peer comparison of cash, short-term compensation and long-term compensation. Cook & Co.’s 2009 report provided the Compensation Committee with an updated competitive survey and the Compensation Committee relied primarily on that survey information in reaching its decisions on 2010 compensation and to compare the reasonableness of 2009’s total compensation for the named executive officers. Cook & Co. provides no other services to Horizon.
In addition, Cook & Co.’s 2009 report reviewed long-term equity compensation awards to named executive officers in comparison with peer data and acceptable banking practices. Based on this review, the Compensation Committee determined that Horizon’s long-term historical equity compensation awards were reasonable when compared with peer and general banking practices; however, Cook & Co. determined that the number of shares available under Horizon’s 2003 Omnibus Equity Incentive Plan is considerably below peer median. Therefore, the Compensation Committee recommended to the Board of

Directors an addition of 175,000 Common Shares to the number of shares available under the 2003 Omnibus Equity Incentive Plan. Horizon’s Board of Director’s supported this recommendation and adopted amendments to the plan, subject to shareholder approval of the amendments at this Annual Meeting (see Proposal 3 below).
Performance Reviews
The Compensation Committee conducts an annual review of the performance of Horizon’s President, who also serves as the Chief Executive Officer. In addition, the Compensation Committee, with input from the Chief Executive Officer, reviews the performance of Horizon’s other executive officers.
In conducting its review, the Compensation Committee considers a variety of performance factors in analyzing the compensation of each of these executive officers. These factors generally include traditional financial results, positioning Horizon for future success and enterprise risk management.
The financial services business is complex and is undergoing changes that generate uncertainties about future events. The Chief Executive Officer must provide guidance and leadership in nearly all aspects of this dynamic enterprise. In the process, however, he is not expected to work alone. The performance evaluation recognizes that programs initiated at the top level of an organization are not, and should not be expected to be, “quick fixes.” These programs are generally long-term in nature, bringing benefits to Horizon over many years. For those reasons, the Compensation Committee also focuses on the following issues in determining performance levels for the Chief Executive Officer: strategic leadership, enterprise guardianship, risk management, board relationship, regulatory compliance and financial results. Strategic leadership entails development of appropriate strategies for Horizon and the ability to gain support for those strategies. Enterprise guardianship requires the Chief Executive Officer to set the tone in such matters as Horizon’s reputation, ethics, legal compliance, customer relations, employee relations and ensuring results. Risk Management requires the Chief Executive Officer to maintain a strong risk management culture, to provide oversight of key risks including financial reporting, reputation, asset quality, compliance with all banking rules and regulations and to assure proper maintenance of good internal controls and processes. Board relationship requires the Chief Executive Officer to work collaboratively with Board members and committees, communicate information in a timely manner to ensure full and informed consent about matters of corporate governance and provide complete transparency to the Board. Financial results focus on the overall financial health of Horizon and ability to achieve financial goals.
In conducting the Chief Executive Officer’s performance review for 2009, the Compensation Committee obtained input from all members of the Board. All management compensation, including that of the President and the other executive officers, is performance related.
Risk Management and Compensation Policies and Practices
Horizon has reviewed its compensation policies and practices for all employees, including executive officers, and has determined that those policies and practices are reasonable and unlikely to have a material adverse effect on Horizon. Horizon believes that the design and oversight of its compensation plans help ensure that the plans do not encourage excessive risk taking.
As a participant in the TARP Capital Purchase Program established under the Emergency Economic Stabilization Act of 2008 (“EESA”), Horizon is subject to certain requirements and restrictions on employee compensation. EESA, as amended by the American Recovery and Reinvestment Act of 2009 (the “ARRA”), includes requirements that the TARP Capital Purchase Program participant’s compensation committee review, with the senior risk officer, the compensation plans for senior executive officers to ensure that those plans do not encourage the executive officers to take unnecessary and excessive risks that could threaten the value of the participating company and to make all reasonable efforts to limit unnecessary risks that the plans pose to the company. TARP Capital Purchase Program participants also are required to review all other employee compensation plans to eliminate any features of those plans that would encourage the manipulation of the participating company’s reported earnings to enhance employee compensation. (For more information on the TARP Capital Purchase Program requirements and restrictions, see the discussion under the caption “TARP Capital Purchase Program Executive Compensation Restrictions” in the “Compensation Discussion and Analysis” section below.)
The Securities and Exchange Commission recently adopted new rules that require public companies to perform a similar compensation risk assessment for all employees and to disclose in their proxy statements whether a company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the company.
In February 2009, in light of the current economic and financial environment, and to comply with the Treasury Department’s TARP Capital Purchase Program requirements, Horizon’s Compensation and Audit Committees met with Horizon’s Chief Risk Officer, James H. Foglesong, and representatives from Horizon’s internal auditing firm, Plante & Moran, PLLC. They reviewed and discussed materials provided by Cook & Co., Inc. on compensation risk assessment, including information on executive compensation design and administrative features that could induce excessive risk taking. Then, the committee members and the Chief Risk Officer determined whether the risks Horizon faces could threaten its value, and they identified the features of Horizon’s executive compensation program that could induce the named executive officers to take those risks. These discussions were held in a private session without the presence of any executive officer.
The committee members identified several risks that could threaten Horizon’s value. These risks include the following.
•	Liquidity — ability to meet funding obligations

•	Credit — asset quality

•	Interest rate risk — risk related to movement in interest rates

•	Operation, including Information Technology

•	Compliance risk

•	Risk associated with local, regional and national economy
The Compensation Committee members also conducted a risk assessment of Horizon’s 2009 incentive compensation plans for its named executive officers. The purpose of this review was to assure the Compensation Committee and the Board of Directors that the named executive officers are not being incentivized to take undue risks and for the Compensation Committee and the Board of Directors to take the action needed, if any, to mitigate undue risk taking. The risks the Compensation Committee and other Board committees considered and details of their analyses and conclusions are discussed below in the relevant contexts in the Compensation Discussion and Analysis.
In addition to the February meeting, in September and December 2009, the Compensation Committee met with Horizon’s Chief Risk Officer for the purpose of reviewing all employee incentive compensation plans, the risks associated with each plan and efforts employed by Horizon to mitigate those risks. In addition, Cook & Co. reviewed Horizon’s all employee incentive compensation matrix, which describes each incentive- and commission-based plan, associated risks and efforts by Horizon to mitigate those risks. Cook & Co. made only minor recommendations to improve upon Horizon’s reporting of its incentive compensation and related risks. Horizon’s Compensation Committee determined that Horizon’s incentive- and commission-based plans do not incentivize any undue risk taking and that plan design provides the Committee with the flexibility needed to change the plans as changes in risk profile occur.
In 2009, Horizon’s Board of Directors met three times with Horizon’s Senior Risk Officer for the purpose of reviewing Horizon’s material risks and how risks are mitigated and monitored. In addition, the Board has several committees that specifically monitor Horizon’s credit, liquidity, incentive compensation, compliance and operational risks. Horizon has metrics in place to measure and monitor trends as they relate to material risks and reports those metrics to either the Board or a Board committee on a periodic basis throughout the calendar year.
Horizon monitors its incentive- and commission-based compensation plans through an incentive compensation and commission plan matrix that provides a schedule of all plans, associated risks and how the risks are mitigated. This matrix is reviewed by the Compensation Committee in a private session with Horizon’s Chief Risk Officer. Horizon’s incentive compensation plans minimize undue risk taking through plan design, incentive compensation caps and Compensation Committee oversight. Plan design provides the Compensation Committee with the ability to change, modify or cancel any incentive compensation plan at the Committee’s sole discretion. In addition, all material incentive compensation payouts, excluding commissions paid to mortgage loan brokers, are subject to Horizon’s achievement of minimum cash flow coverage to cover dividends and fixed costs at the holding company and individual employee performance that is satisfactory to Horizon.
Based on its last review of Horizon’s retail mortgage loan commission program in December 2008, the Compensation Committee considers that program reasonable and customary for the industry, however there are no caps or ceilings on the level of commissions that a retail mortgage loan officer can earn in a given year. In addition, commissions are paid as earned. To minimize risk to Horizon, mortgage loan originators do not have credit approval authority and all commission payments are reviewed and approved by the business unit manager based on actual retail mortgage loans closed. The Compensation Committee will next review the reasonableness of this program in 2010 and at least every two years thereafter based on comparable programs of competing entities.
The incentive compensation plan for James D. Neff, Executive Vice President and Corporate Secretary, is structured differently than the plans for other executive officers. This difference is based on the recruitment of Mr. Neff to Horizon in 1999 and the need to offer a competitive incentive program. In addition to managing the mortgage warehouse department, Mr. Neff oversees Horizon’s retail mortgage loan department. His annual incentive is based on financial performance of the mortgage warehouse loan department, retail mortgage loan income, enterprise risk management and asset quality as measured in net charge-offs and specific reserve allocations for loan portfolios under his supervision. Mr. Neff’s bonus is calculated based on the following: return on equity for the mortgage warehouse department as outlined below, which is then multiplied by a factor determined from his performance scorecard. This factor or multiple can range from twenty to one-hundred twenty percent. In addition, Mr. Neff’s incentive bonus is subject to Horizon achieving minimum earnings to cover dividends and fixed costs, receipt of an unqualified audit opinion from Horizon’s independent accountants and overall performance satisfactory to Horizon. Mr. Neff’s annual incentive compensation is capped at the lesser of the maximum allowed under the TARP CCP’s compensation rules or $240,000.
In 2009, Horizon adopted a Compensation Recovery Policy that covers all executive officers, vice presidents, mortgage loan originators and any other commission-based employee. The provisions of the Compensation Recovery Policy are discussed under the caption “TARP Capital Purchase Program Executive Compensation Restrictions” in the “Compensation Discussion and Analysis” section below.
Horizon has considerable latitude to adjust its incentive compensation programs to compensate for any changes in risk profile. This is achieved through Horizon’s incentive compensation plan rules that include the ability of the Compensation Committee to change, modify or cancel any cash incentive compensation plan.
As a standard corporate governance practice, Horizon attempts to retain its Directors on the same Board committees for the purpose of developing continuity and committee expertise. Horizon also focuses board education plans on increasing this expertise. Horizon believes this has proven to be an effective committee structure and has provided the Board with considerable committee expertise to help identify and mitigate material risks to Horizon.

Enterprise Risk Management
In conjunction with Horizon’s Enterprise Risk Management Policy, the Chief Risk Officer and other members of senior management meet annually with all business units to discuss risks related to their areas and how risks are mitigated. The risks are then classified as follows:
•	High — potential material threat to the enterprise

•	Moderate — not a material threat to the enterprise, however could impact current year’s performance

•	Low — minimal threat to the enterprise
High level risks have established metrics and are reviewed quarterly with Horizon’s Board or Board committees as discussed below.
As part of its oversight function, the Board and its committees monitor how management operates Horizon and maintains internal controls and processes. When granting authority to management, approving strategies and receiving management reports, the Board considers, among other things, the risks and vulnerabilities faced by Horizon. The Audit Committee considers risks associated with Horizon’s overall financial reporting, the disclosure process, compliance with all rules and regulations and risk control policies and procedures. At its regularly scheduled quarterly meetings, the Audit Committee meets with the Internal Auditor, the Chief Risk Officer and Horizon’s independent registered public accounting firm in executive session. High-level risks are reviewed with the Audit Committee at each meeting. The Board committees review high-level risks associated in the area of their responsibilities. The Asset Liability Committee reviews risks related to liquidity, interest rates, quality of the investment portfolio, operations, facilities and information security. The Loan Committee reviews risks related to credit, loan concentrations, community reinvestment and compliance with lending rules and regulations. The Compensation Committee meets twice a year in executive session with the Chief Risk Officer to review Horizon’s incentive compensation plans to be certain that employees are not incentivized to take undue risks. All identified high-level risks have established metrics that are reviewed by Horizon’s Board or its committees.
For 2009, the Compensation Committee adjusted the matrices for the Executive Officer Bonus Plan to include “Enterprise Risk Management” as a new category. For information about the Executive Officer Bonus Plan and matrices, see the discussion under the caption “Annual, Performance-Based Incentive Compensation” in the “Compensation Discussion and Analysis” below.
Compensation Discussion and Analysis
Executive Summary
The Compensation Discussion and Analysis describes and analyzes the compensation of Horizon’s named executive officers. The development of compensation programs and benefit plans for senior executives, along with specific compensation decisions for the named executive officers, is the responsibility of the Compensation Committee of the Board. The Compensation Committee is assisted from time to time by an independent compensation consultant, whose duties are detailed in this Proxy Statement. The Compensation Committee utilizes benchmark data obtained from industry publications and the compensation consultant to assist in determining the reasonableness of Horizon’s pay programs, the direction of Horizon’s total compensation as compared with Horizon’s performance and in making compensation decisions on named executive officers.
The Compensation Committee, with input from the Board of Directors, annually evaluates the Chief Executive Officer’s performance in comparison to corporate goals and objectives and determines and approves the Chief Executive Officer’s compensation based on achievement of those goals and objectives. The Chief Executive Officer evaluates the performance of the other named executive officers in comparison to goals and recommends to the Compensation Committee a base salary change for each named executive officer based on achievement of their goals and objectives. The Compensation Committee makes the final decision on the other named executive officers’ compensation.
Highlights of 2009 Cook & Co. Compensation Report
As discussed above, the Compensation Committee engaged Cook & Co. in 2009 to assist in the review of executive officer compensation. The following are highlights from that report:
•	On average over the prior three years, Horizon ranks in the median range of the comparison companies in terms of company size and in the top quartile in terms of financial and market performance.

•	The average mix of base salary, annual bonus and long-term incentives for Horizon’s top officers is generally representative of competitive practice.

•	Horizon’s equity compensation grant practices rank at or below the median range of the comparison group in terms of traditional share usage run rate, potential dilution overhang and equity compensation cost (this statement takes into consideration the proposed 175,000 Common Share increase in the shares available under the 2003 Omnibus Equity Incentive Plan).

•	Horizon’s practice of granting stock options and restricted stock is consistent with comparison group practice, although the increasing trend for more comparison companies is to grant performance shares.

•	Horizon’s actual total annual compensation paid for fiscal year 2008 was aligned with fiscal 2008 performance.
Overview of Compensation Program
The Compensation Committee sets the compensation of all named executive officers of Horizon, including that of the Chief Executive Officer. Compensation is composed of several segments, including base salary, short-term incentives and long-term incentives. The Compensation Committee compares all executive compensation, including that of the Chief Executive Officer, to the compensation paid to persons holding the same position in similar financial institutions.
During 2009, the Compensation Committee engaged Cook & Co. to conduct a review the compensation of Horizon’s Chief Executive Officer, Chief Financial Officer and other top officers. The Compensation Committee placed its greatest reliance on the December 15, 2009 Cook & Co. report in determining compensation for 2010 and to compare the reasonableness of 2009 compensation. This review included a study of base pay, bonus and long-term compensation. The 2009 Cook & Co. survey made competitive comparisons against the following comparison group of 23 Midwestern regional banks with assets in the range of $800 million to $2.6 billion, which were selected by Cook & Co. and approved by the Chairman of the Compensation Committee:
•	Baylake (Sturgeon Bay, WI)

•	Camco Financial (Cambridge, OH)

•	CFS Bancorp (Munster, IN)

•	Community Bank Shares (New Albany, IN)

•	Enterprise Financial Services (Clayton, MO)

•	First Financial Corp. (Terre Haute, IN)

•	Firstbank (Alma, MI)

•	German American Bancorp (Jasper, IN)

•	Hawthorn Bancshares (Lees Summit, MO)

•	Indiana Community Bancorp (Columbus, IN)

•	Lakeland Financial (Warsaw, IN)

•	Macatawa Bank (Holland, MI)

•	MBT Financial (Monroe, MI)

•	Mercantile Bancorp (Quincy, IL)

•	Mercantile Bank (Grand Rapids, MI)

•	Monroe Bancorp (Bloomington, IN)

•	MutualFirst Financial (Muncie, IN)

•	Oak Financial Corp. (Bryon Center, MI)

•	Princeton National Bancorp (Princeton, IL)

•	PVF Capital (Solon, OH)

•	QCR Holdings (Moline, IL)

•	United Bancorp (Tecumseh, MI)

•	West Bancorporation (West Des Moines, IA)
The Compensation Committee intends to employ an independent third party consultant to review executive compensation, including long-term benefits, at least every three years. As mentioned above, in 2009, as in recent years, the Compensation Committee employed Cook & Co.
The following discussion of compensation focuses on the compensation of the five executive officers who are named in the Summary Compensation Table below because of their positions and levels of compensation. The named executive officers and their positions with Horizon and the Bank are as follows:

Name	Position
Craig M. Dwight	President and Chief Executive Officer of Horizon; Chairman and Chief Executive Officer of the Bank

Mark E. Secor	Chief Financial Officer of Horizon

Thomas H. Edwards	Executive Vice President of Horizon; President and Chief Operating Officer of the Bank

James D. Neff	Secretary of Horizon; Executive Vice President — Mortgage Banking of the Bank

Donald E. Radde	Market President, Southwest Michigan and North Central Indiana Markets of the Bank
TARP Capital Purchase Program Executive Compensation Restrictions
The Emergency Economic Stabilization Act of 2008 (“EESA”) established the Troubled Asset Relief Program (“TARP”). In December 2008, Horizon issued preferred stock and a warrant to purchase Common Shares to the United States Department of the Treasury pursuant to the TARP Capital Purchase Program (“CPP”). The American Recovery and Reinvestment Act of 2009 (the “ARRA”), which was signed into law on February 17, 2009, amended the executive compensation provisions in EESA. As a consequence of Horizon’s participation in the CPP, certain executive officers and employees of Horizon are subject to the executive compensation provisions of EESA as amended by ARRA. In June 2009, the Treasury adopted interim final rules to implement the compensation provisions.
The ARRA limitations, as clarified in the Treasury interim final rule, include the following:
•	Prohibition on Bonus, Retention Awards, or Incentive Compensation Payments: With certain exceptions, each recipient of TARP assistance is prohibited from paying or accruing any bonus, retention award, or incentive compensation to certain employees during the period in which any obligation (other than warrants) arising from financial assistance provided under the TARP remains outstanding. The size of the assistance received by the TARP recipient determines how many of the institution’s employees are subject to this prohibition. Based on Horizon’s participation in the CPP, the prohibition applies to Horizon’s five most highly compensated employees. The compensation excluded from this prohibition includes the following:
°	Long-term restricted stock, if it does not vest until the TARP CPP obligations (other than warrants) are no longer outstanding (with partial vesting permitted as the amount of the obligation is reduced, subject to certain conditions) and if it does not have a value greater than one-third of the employee’s total annual compensation; and

°	Any bonus payment required to be paid pursuant to a written employment contract entered into before February 11, 2009 or any valid agreement in effect prior to that date.
•	Prohibition on “Golden Parachute Payments:” A TARP recipient is prohibited from making any “golden parachute payment” to a senior executive officer or any of the next five most highly-compensated employees of the institution during the period in which any obligation (other than warrants) arising from financial assistance provided under the TARP remains outstanding. Unlike EESA, which applied the Internal Revenue Code definition of “golden parachute,” the ARRA defines “golden parachute payment” to mean any payment to a senior executive officer for departure from a company for any reason, except “payments for services performed or benefits accrued.”

•	“Clawback” Requirement: A TARP recipient must provide for the recovery of any bonus, retention award, or incentive compensation paid to a senior executive officer and any of the next twenty most highly–compensated employees of the institution based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

•	Prohibition on Manipulative Compensation Plans: A TARP recipient is prohibited from having any compensation plan in place that would encourage manipulation of the reported earnings of the institution to enhance the compensation of any of its employees.

•	Policy on Excessive or Luxury Expenditures: The board of directors of a TARP recipient also must have in place a company-wide policy regarding excessive or luxury expenditures. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operations of the institution.

•	Nonbinding Shareholder Vote on Executive Compensation: During the period a TARP recipient remains subject to an outstanding TARP obligation (other than warrants), the recipient must permit a separate shareholder “say on pay” vote to approve the compensation of senior executive officers. The shareholder vote is non-binding on the TARP recipient’s board of directors, and is not to be construed as overruling any compensation decision made by the board.
Actions Taken in Response to EESA, ARRA and Participation in the TARP Capital Purchase Program
Horizon has taken the actions necessary to comply with the EESA, ARRA and CPP requirements. Horizon has entered into Compensation Recovery and Limitation Agreements with certain executive officers and employees who may be subject to the compensation restrictions. In October 2009, Horizon implemented a new compensation clawback policy, which covers all executive officers, vice presidents, and mortgage loan originators and other employees paid on a commission basis. This policy calls for a recovery of compensation similar to those provisions provided under the TARP Capital Purchase Program and ARRA standards.
On July 14, 2009, Horizon adopted a Luxury Expenditures Policy. This policy specifies the extent to which office and facility renovations, entertainment activities, education, transportation and other expenses will be reimbursed.
As discussed in more detail below, Horizon has provided for bonus and certain other payments to be made in the form of restricted stock satisfying the EESA requirements. In addition, Horizon’s Chief Risk Officer met with the Compensation Committee in private sessions three times in 2009 for the purpose of reviewing risks associated with Horizon’s compensation plans and how those risks are mitigated.
At the 2009 Annual Meeting, Horizon provided shareholders with a separate shareholder “say on pay” vote to approve the compensation of senior executive officers. At that meeting, 96% of the shares voted on the proposal voted in favor of Horizon’s compensation of the named executive officers as disclosed in the proxy statement. At the 2010 Annual Meeting, shareholders will again have the opportunity to vote on Horizon’s named executive officer compensation (see Proposal 2 below).
Compensation Risk
The Treasury Department has adopted rules that require the compensation committee of a TARP Capital Purchase Program participant to meet at least semi-annually with the financial institution’s senior risk officers to discuss and review the relationship between the financial institution’s risk management policies and practices and the institution’s compensation arrangements with senior executive officers. The purpose of the review is to ensure that the senior executive officer compensation arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of the institution.
As discussed above under the caption “Risk Management and Compensation Policies and Practices” in the “Corporate Governance” section, during 2009 Horizon’s Chief Risk Officer met with the Board of Directors and the Audit and Compensation Committees to review Horizon’s compensation and other risks and address how to mitigate and monitor such risks.
The Bank’s primary market consists of Porter, LaPorte, St. Joseph, Elkhart and Lake Counties Indiana, and Berrien County, Michigan. In this market, the Bank competes with other commercial banks as well as with savings and loan associations, consumer finance companies and credit unions. The Bank also competes, to a more moderate extent, with Chicago money center banks, mortgage banking companies, insurance companies, brokerage houses, other institutions engaged in money market financial services and certain government agencies. Our long-term business objectives require that we increase revenues year-over-year, maintain profitability in each year, increase market share and demonstrate sound enterprise risk management. We believe that if we are successful in achieving these objectives, the results will inure to the financial benefit of our shareholders. Accordingly, we have designed our executive compensation program to reward our executives for achieving annual and long-term financial and business results that meet these objectives. Specifically, the amount of incentive compensation received by our executive officers is directly related to Horizon and individual performance results.
We recognize that the pursuit of these objectives may lead to behaviors that focus executives on their individual enrichment rather than Horizon’s long-term welfare. If this were to occur, it could weaken the link between pay and performance, and, therefore, result in less correlation between the compensation delivered to our executives and the return realized by our shareholders. Accordingly, we have designed our executive compensation program to limit and mitigate these possibilities and ensure that our compensation practices and decisions are consistent with Horizon’s risk profile. These features are discussed below.
Incentive Compensation Governing Rules
The Compensation Committee has had in place since 2003 certain rules that provide it with considerable latitude in determining whether or not bonuses should be paid. The Compensation Committee believes these rules protect the shareholders and help mitigate the possibility that executive officers will take any undue risks. The rules are as follows:
(a)	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at its sole discretion.

(b)	Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company level. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

(c)	Executive officers will be paid bonuses only if they are in good standing with Horizon and are not under a performance warning, suspension or individual regulatory sanction.

(d)	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

(e)	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
Stock Ownership Guidelines
Horizon does not have a stock ownership guideline for its executive officers or directors. However, Horizon’s Compensation Committee reviews annually the stock ownership and trends of the top ten senior officers of the Company and of all Directors. Horizon’s Board of Directors and senior management are encouraged to increase and maintain their ownership in Horizon to better align their interests with shareholder interests. Members of the Board of Directors, in accordance with banking regulations, are required to maintain at least a $1,000 ownership interest in Horizon Common Shares while they serve on the Board. It is also the objective of the Board that directors will accumulate and hold shares while they serve as directors.
Overview of Compensation Elements and Mix
Horizon’s compensation plan for the Chief Executive Officer and other named executive officers includes the following elements:
•	Salary

•	Annual performance-based incentive compensation

•	Long-term equity incentive compensation

•	Stock Awards

•	Retirement and other benefits

•	Perquisites and other personal benefits
To encourage appropriate decision-making and facilitate the alignment of the interests of our executives with those of Horizon and its shareholders, our executive compensation program includes “at risk” compensation. We believe that the allocation of at risk compensation between annual cash incentives and long-term equity incentives is reasonable for Horizon given our business objectives and is comparable to the ratio used by our peer group.
When setting the total compensation for each named executive officer, the Compensation Committee reviews tally sheets indicating the historical amounts paid for each of the elements listed above. Although the Compensation Committee reviewed tally sheets, it did not take any specific action based on that review.
     Base Salary
Base salary is the only fixed element of compensation that we provide to our executives and, as described below, is designed to provide payments that are sufficient to meet the essential financial needs of the named executive officers. As a consequence, our incentive compensation arrangements are intended to reward performance if, and only to the extent that, Horizon and our shareholders also benefit financially from the officers’ stewardship. Based on Cook & Co.’s 2009 report, Horizon’s base compensation for Mr. Dwight and Mr. Secor are below peer averages, and base compensation for Edwards, Radde and Neff are above peer averages. We believe this is appropriate for the reasons set forth below under the caption “Detailed Discussion of Compensation Elements – Base Salary.”
     Annual Incentive Compensation
The annual incentive component of our executive compensation program involves cash-based plan awards that are payable if, and only to the extent that, pre-established corporate financial and individual performance objectives are achieved. We believe that the design of our Executive Officer Bonus Plan furthers our long-term business plan and ensures that the interests of our executives have been aligned with the interests of our shareholders:
•	Bonus payouts are not based solely on corporate performance, but also require achievement of one or more individual performance objectives;

•	The corporate financial performance objectives are consistent with the corporate financial performance objectives required under Horizon’s long-term incentive compensation plan;

•	Bonus payouts are based on short-term and long-term corporate and individual performance metrics;

•	Actual performance results for the corporate financial and individual performance objectives, while separately evaluated, are aggregated for purposes of determining the amount of bonus payouts;

•	Amounts payable are subject to recovery by Horizon in the event that they were paid based on financial statements or other criteria that are later proven to be materially inaccurate; and

•	Horizon’s Executive Officer Bonus Plan provides additional shareholder protection by providing that bonuses are paid only if Horizon achieves a certain minimum earnings threshold, and the executive officer is in good standing with Horizon and is not under any individual regulatory sanction.
In addition, the Compensation Committee has not paid discretionary bonuses to executives at any time during the past three years and does not presently intend to pay discretionary bonuses in the event that the actual performance results for the corporate financial and individual performance objectives do not meet or exceed the threshold level for payout under the Executive Officer Bonus Plan.
     Long-Term Incentive Compensation
As discussed in detail below, the long-term incentive component of our executive compensation program consists of grants of stock options and restricted stock and other awards that may be granted pursuant to the 2003 Omnibus Equity Incentive Plan. Grants of stock options and restricted stock are subject to vesting requirements. We set the amount of these awards relative to the overall value of our long-term compensation program that we believe is appropriate for accomplishing these purposes, while still providing our executives with the incentive to focus their efforts on earning their long-term incentive awards. Allocating a significant portion of each executive’s long-term equity compensation to restricted stock rather than stock options helps to reduce the likelihood that the options will create an incentive for the executives to engage in risky behavior that would drive up the price of our Common Shares and maximize exercise proceeds. We believe that the attributes of these awards and our compensation plans further our long-term business plan and ensure that the interests of our executives have been aligned with the interests of our shareholders.
Detailed Discussion of Compensation Elements
     Base Salary
Salaries of all executive officers, including the Chief Executive Officer, are governed by Horizon’s formal salary administration program, which is updated each year. The salary administration program involves consideration of an executive officer’s position and responsibility and performance as determined in the detailed annual performance reviews discussed above.
Horizon and the Bank entered into employment agreements with Mr. Dwight on December 1, 2006, and with Mr. Edwards on July 16, 2007. The agreements provide that Messrs. Dwight and Edwards will continue to receive an annual base salary equal to the amount being paid to each of them on the date of their agreements, subject to adjustment based on the annual review of Horizon’s Board of Directors or the Compensation Committee of the Board of Directors, but the adjusted base salary amount may not be less than their base salaries on the date of the agreements, which base salary amount was $280,000 for Mr. Dwight and $179,220 for Mr. Edwards. The agreements replace the change-of-control agreements that the Bank had entered into with Messrs. Dwight and Edwards on October 7, 1999. Other provisions of the agreements are discussed below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control.
The salary of each executive officer is compared to those salaries being paid to executive officers in positions in organizations of comparable size in the Midwest. Salary ranges are then computed from that data for each Horizon executive officer position. Salary increases are calculated based on individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. Cook & Co.’s 2009 report, based on 2008 peer data, reported that the average and highest base cash compensation for a Chief Executive Officer were $324,000 and $619,000 respectively. For Mr. Dwight’s services in 2009 as Chief Executive Officer and President, he was paid a base salary of $308,250, which represented a 2.75% increase over his 2008 salary of $300,000.
The salary increases for the other named executive officers ranged from 2.75% to 56.46%. Mr. Edwards’ salary was increased to $230,000 from $187,000 (22.99%); Mr. Neff’s salary was increased to $230,000 from $147,000 (56.46%); and Mr. Radde’s salary was increased to $170,565 from $166,000 (2.75%). Mr. Secor joined Horizon in June 2007 and received a salary of $65,000 for the portion of 2007 during which he was employed by Horizon. His 2008 salary was $131,921. For 2009, his salary was increased to $150,000 to reflect his new responsibilities as Chief Financial Officer. The salary increases for Messrs. Dwight, Radde and Secor followed Horizon’s standard salary administration program as outlined above, pursuant to which the Compensation Committee takes into consideration the individual performance rating, where the executive officer’s base salary falls in their respective salary range, benchmark data, total compensation in comparison to peer, compensation mix and Horizon’s salary matrix. The base salary adjustments for Messrs. Neff and Edwards were for retention purposes to retain competitive total cash compensation levels. In addition, we believe that good performing banks in today’s environment are at greater risk of losing key talent as several competitors struggle through this recession and are in need of up-grading their executive teams. The total compensation for Messrs. Edwards and Radde is within salary range according to the Cook & Co.’s 2009 report. Although total compensation for Mr. Neff appears to be above peer range, Cook & Co’s report did not have a similar position in its peer data for his area of responsibilities. The compensation for Messrs. Edwards, Neff and Radde reflects their tenure in banking and Horizon’s performance. According to the 2009 Cook Report: ☑
•	Horizon’s base salaries are generally competitive and not subject to performance risk;

•	Horizon’s incentive plans are appropriately weighted between short-term and long-term performance and cash and equity compensation;

•	There is a strong linkage between Horizon’s executive pay and Horizon’s performance;

•	Horizon’s compensation peer group and benchmarking methodology are appropriate;

•	There is no significant pay disparity among top executives, except with respect to Mr. Neff;

•	Horizon’s severance and/or change-in-control provisions are reasonable; and

•	Horizon’s special benefits and perquisites are minimal.
     Annual, Performance-Based Incentive Compensation
After consultations with compensation consultant Cook & Co. in 2003, the Compensation Committee of the Board of Directors of Horizon adopted an Executive Officer Bonus Plan. The Bonus Plan permits executive officers to earn, as a cash bonus, a percentage of their salary based on the achievement of corporate and individual goals in the relevant year. Four of the named executive officers, Messrs. Dwight, Edwards, Secor and Radde, currently participate in the Bonus Plan. Participants in the Bonus Plan are not eligible to participate in any other short-term cash incentive plan offered by Horizon.
To receive a bonus under the Bonus Plan, the executive officer must be employed by Horizon or one of its subsidiaries on the date the annual bonus payment is made and must be in good standing with Horizon. The Compensation Committee may adjust or amend the Bonus Plan at any time in its sole discretion. All executive officers’ bonuses are subject to final approval by the Compensation Committee or its designee, and bonus payments are subject to Horizon’s receipt from its independent accountants of an unqualified audit opinion on Horizon’s most current year-end financial statements and compliance with the TARP CPP rules. Mr. Dwight’s and Mr. Edwards’ bonuses are paid in accordance with their Employment Agreements.
As approved by the Compensation Committee, Horizon’s bonus matrices for executive officers are divided into short-term and long-term metrics with total bonus opportunities weighted fifty percent each. Short-term metrics place heavier weight on financial outcome in order to align bonus payouts with shareholders’ interests for the given year. Long-term metrics place heavier weight on positioning Horizon for future success and enterprise risk management to align with shareholders’ long-term interests.
The weightings for Horizon’s 2009 bonus matrices for each individual participant are as follows:

	Short-Term	Long-Term
	Metric	Metrics
Named Executive Officer & Category	Weighting	Weighting
Chief Executive Officer
Financial Outcome of Horizon (Net Income & Efficiency)	70%
Positioning Horizon for Future Success		70%
Enterprise Risk Management	30%	30%

	Short-Term	Long-Term
	Metric	Metrics
Named Executive Officer & Category	Weighting	Weighting
Chief Operating Officer and Chief Credit Officer
Financial Outcome of Horizon (Net Income, Efficiency, Business Unit Income & Asset Quality)	40%
Financial Outcomes for Areas of Direct Responsibility	40%
Positioning Horizon for Future Success		30%
Enterprise Risk Management	20%	70%
Chief Financial Officer
Financial Outcome of Horizon (Net Income & Efficiency)	60%
Positioning Horizon for Future Success		20%
Enterprise Risk Management	40%	60%
Project Management		20%
Market President Southwest Michigan and North Central Indiana
Financial Outcome of Horizon (Net Income, Efficiency, Business Unit Income & Asset Quality)	20%
Financial and Non-Financial Outcomes for Areas of Direct Responsibility	50%
Positioning Horizon for Future Success		40%
Enterprise Risk Management	30%	60%
On July 15, 2008, Horizon eliminated the performance measure for commercial and consumer loan growth from the bonus matrix of the Chief Operating Officer and Chief Credit Officer, Mr. Edwards, and the weightings for asset quality and corporate net income were both increased proportionately. These changes applied in 2009 and are intended to be permanent. The Compensation Committee believes these modifications better align Mr. Edwards’ target goals with his primary job responsibilities and shareholder interests by placing greater emphasis on asset quality and net income and eliminating loan growth as a factor for his bonus. This reflects Horizons continuing efforts to maintain proper internal controls and focus on asset quality, especially during a period of economic down turn. Although all executive officers of the Bank are encouraged to promote loan growth, this function primarily lies with the Bank’s lending officers, and the Bank believes that the Chief Credit Officer should primarily focus on (and be rewarded for) ensuring that only financially sound loans are placed on the books of the Bank. Bonus calculations for financial outcomes are based on quantifiable targets and, for non-financial targets, on observations by Horizon’s Chief Executive Officer, the Compensation Committee and the Board of Directors in comparison to Horizon’s strategic plan.
The Compensation Committee established a minimum earnings target for Horizon to achieve before any bonuses would be paid out under the Bonus Plan for 2009. The minimum earnings target is tied to earnings available to pay dividends and fixed costs at the holding company. In 2009 the minimum earnings threshold was $7.8 million. If Horizon’s net income for 2009 was below $7.8 million, no bonuses would be paid to any executive officer. The Compensation Committee also approved a target bonus matrix for each executive officer to be used to calculate the executive officer’s bonus (if any) for the year (assuming that the minimum earnings target has been met). The matrix for each executive officer specified the performance measures applicable to the executive officer, the targets for each performance measure and the weight to be assigned to each performance measure in calculating the bonus if the specified target levels are achieved.
The Compensation Committee sets the target awards to be challenging, but reasonably attainable. The maximum award is intended to be very difficult to achieve. For 2009 the maximum earnings goal was approximately $2 million above target of $9.7 million and the maximum efficiency ratio was approximately 500 basis points better than the target of 65%. For 2008, the maximum earnings goal was approximately $1 million above target and the maximum efficiency ratio goal was approximately 300 basis points better than target. For the previous two years, the named executive officers did not reach the maximum bonus awards. The minimum awards for 2008 placed greatest weight on surpassing 90% of

Horizon’s prior year’s financial outcomes. The minimum awards for 2009 placed the greatest weight for short-term goals to exceed 80% of Horizon’s targeted financial goals and for long-term goals, the greatest weight was on enterprise risk management. In 2009, the minimum earnings amount for payout was achieved, and all the participants were in good standing with Horizon. Any participant not in good standing with Horizon would not be eligible for incentive compensation.
The other non-financial measurements include the following: enterprise risk management, compliance with rules, regulations and good internal controls; positioning Horizon for long-term growth; organizational development, retention and attraction of good talent; and project management. The weightings for each measurement vary dependent upon the overall responsibilities and primary goals of each executive officer. Non-financial results are compared with Horizon’s strategic plan and scored based on the observations of the Chief Executive Officer, Compensation Committee and the Board of Directors. Scores range from meets, exceeds, or far exceeds expectations.
For 2009, the named executive officers who participated in the Bonus Plan could have earned as a maximum bonus the following percentages of their base salaries: Mr. Dwight, 54%; Mr. Secor, 48%; Mr. Edwards, 50%; and Mr. Radde, 40%. Each named executive officer had as a short-term performance goal the achievement of a specified level of financial outcomes for the year, with the weighting of such goals for 2009 being 70% for Mr. Dwight, 60% for Mr. Secor, 80% for Mr. Edwards and 70% for Mr. Radde. The financial outcome targets focused primarily on Horizon’s earnings, efficiency improvements or business unit outcomes. The short-term performance goals for each executive officer also included one non-financial metric for enterprise risk management. Long-term performance goals for each executive officer were for enterprise risk management, positioning Horizon for long-term success or project management.
In order to earn a bonus award, the Bonus Plan’s participants were required to achieve an aggregate weighted score of 80% or higher in 2009 and 90% or higher in 2008. If the participant achieves the goals for all categories, his aggregate weighted score would be 100%. In 2008, Messrs. Dwight, Secor and Edwards exceeded 90% of their bonus score and earned a bonus award. Mr. Radde did not earn a bonus award in 2008. In 2009, Mr. Dwight, Mr. Secor and Mr. Radde all exceeded 80% in weighted average scores for both short- and long-term goals and earned a bonus award. In 2009, Mr. Edwards’s short-term metrics did not achieve a weighted average score greater than 80% and, therefore, he was only eligible for half of his total bonus opportunity. Mr. Edwards did achieve a weighted average score greater than 80% under his long-term metrics and, therefore, earned a bonus award.
In considering Mr. Dwight’s bonus, the Compensation Committee used established short- and long-term goals for 2009 and compared actual results with goals. The goals compared Horizon’s net income compared to plan, Horizon’s efficiency ratio compared to plan, enterprise risk management, compliance with all rules, laws, regulations, audit standards, reputation of Horizon, positioning Horizon for future growth and expansion, and organizational development including retention and attraction of good talent, efficiency improvement and continuous learning.
The amounts of the bonuses actually paid each year under the Bonus Plan are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table included below in this Proxy Statement. The payouts that Messrs. Dwight, Secor, Edwards and Radde had an opportunity to earn under the Bonus Plan for 2009 are presented below in the Grants of Plan-Based Awards table.
In the joint Compensation Committee and Audit Committee meeting held on February 10, 2009, which was discussed above in connection with Horizon’s risk assessment program, the committees reviewed the Bonus Plan for 2009. Based on that review, the Compensation Committee and the Audit Committee concluded that the plans, as designed for 2009, align the interests of the senior executive officers with those of the shareholders and that the plan designs provide several features to mitigate the senior executive officers from taking undue risk that may threaten the enterprise. The principal change made to the 2009 executive officer bonus plans was to divide the plans into short-and long-term metrics with a weighting of fifty percent each and expand the enterprise risk management definition. The Compensation Committee voted to recommend these modifications to the 2009 Bonus Plan to the Board of Directors for approval. The Board of Directors approved these recommendations at its March 10, 2009 meeting.
Mr. Neff does not participate in the Bonus Plan. The Compensation Committee, however, has a formula pursuant to which it has awarded Mr. Neff an incentive bonus equal to a percentage of his salary if the Mortgage Warehousing Division of the Bank meets or exceeds certain Return on Equity (ROE) goals for the year, subject to a maximum of $200,000 in incentive compensation per year. The ROE goals and bonus percentage amounts are as follows: 12% ROE: 25%; 15% ROE: 40%; and 20% ROE or above: 50%. If the Mortgage Warehousing Division ROE exceeds the 20% ROE target for a year, Mr. Neff receives an additional bonus equal to 15% of the dollar amount of the net income that exceeds the amount necessary to reach the 20% ROE target. These goals are examined and any resulting 2008 bonus was paid quarterly and starting with his 2009 bonus they will be paid annually. In addition, Mr. Neff’s bonus award takes into consideration results under a performance score card for retail mortgage loan income before tax, asset quality as measured in net charge-offs and specific reserves taken for loans under his supervision, and overall enterprise risk management. Mr. Neff’s weighted average score for his score card was 69%, which equated to a 40% reduction in his total eligible bonus award. The amount of the bonus Mr. Neff received for 2009 is reported in the Summary Compensation Table.
In 2009, the Compensation Committee recommended, and the Board approved, modifications to Mr. Neff’s incentive bonus to include annual instead of quarterly payments and to incorporate modifiers for mortgage loan income, asset quality and enterprise risk management. These modifiers could reduce or increase Mr. Neff’s base calculation. Payment of the incentive bonus also would be subject to Horizon’s achievement of a specified minimum amount of net income.
Long-Term Incentive Program
In 2002, Horizon engaged compensation consultant Cook & Co. to review Horizon’s compensation of its top officers and outside directors. Cook & Co. recommended that Horizon adopt an omnibus stock plan for the purpose of attracting and retaining key employees. Horizon’s Board of Directors unanimously adopted the 2003 Omnibus Equity Incentive Plan on January 21, 2003, and the shareholders approved the Omnibus Plan at the Annual Meeting held on May 8, 2003. Amendment to the Omnibus Plan will be considered at this year’s Annual Meeting. See Proposal 3 below.
The Omnibus Plan was designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including “performance-based compensation,” which meet the requirements of Internal Revenue Code Section 162(m), are generally excluded from this deduction limit. (Participants in the TARP CPP, such as Horizon, are subject to a $500,000 cap on tax-deductible compensation without any offset for performance-based compensation.)
The Compensation Committee administers the Omnibus Plan and may grant the following types of awards:
•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock

•	Performance units

•	Performance shares

•	Any combination of the above
Horizon’s long-term incentive program is based on the grant of stock options and restricted stock. Stock options and restricted stock are granted to encourage and facilitate personal stock ownership by executive officers and thus strengthen their personal commitment to Horizon and to provide them with a longer-term perspective in their managerial responsibilities. This component of an executive officer’s compensation directly aligns the officer’s interests with those of Horizon’s shareholders. Horizon also recognizes that stock options are a necessary element of a competitive compensation program. The program utilizes vesting periods to encourage key employees to continue in the employ of Horizon and thereby acts as a retention device for key employees.
In determining a reasonable level of long-term compensation to be granted executive officers, the Compensation Committee takes into consideration independent reports prepared in 2003, 2005, 2007 and 2009 by Cook & Co. and other peer data. In general, the 2009 Cook & Co. study found that Horizon’s executive compensation was appropriately balanced between cash and long-term incentives as compared with peer data. Cook & Co.’s peer group consisted of publicly traded financial institutions located in the Midwestern United States with assets in the range of $800 million and $2.6 billion. Please refer to the list of peer group banks used in the Cook & Co. survey, which is included above under “Overview of Compensation Program.”
The stock options that are granted to executive officers are service based and vest in equal annual installments over a five-year period. Awards of restricted stock vest on the fifth anniversary of the date of grant if the executive officer remains employed by Horizon, the Bank or any of their affiliates.
In 2004, Horizon made the following restricted stock awards: Mr. Dwight: 8,000 shares; Mr. Edwards: 7,000 shares; and Mr. Neff: 6,000 shares. Mr. Secor was awarded 5,000 stock options in 2007 as a condition of his joining Horizon. Based on its review of option and restricted stock awards made under the Omnibus Plan and earlier plans and its consideration of the sources mentioned above, the Compensation Committee determined not to make any additional grants of options or restricted stock to the named executive officers for 2009 other than for the purpose of paying out 2008 bonuses in restricted shares in accordance with the TARP requirements in force at that time. In June 2009, the TARP requirements were modified to allow the 2008 bonus to be paid in restricted shares subject to vesting requirements. The 2009 bonus will be paid out in restricted stock to the extent required to comply with the TARP requirements.
In connection with its acceptance of TARP capital from the Treasury in December 2008, Horizon entered into agreements with its executive officers providing for the repayment to Horizon of any bonus or incentive compensation paid to those executives if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. These restrictions apply while the executive officers remain Senior Executive Officers (as defined in § 111(a)(1) of the Emergency Economic Stabilization Act of 2008) and during the period in which the Treasury holds an equity position in Horizon under the TARP Capital Purchase Program. This obligation to repay incentive compensation and bonuses applies irrespective of whether the executive officer engaged in any conduct leading to the inaccurate financial statements or performance metric criteria.
Effective February 17, 2009, Section 111 of the Emergency Economic Stabilization Act of 2008 was amended to provide, among other things, that TARP recipients, such as Horizon, require that their senior executive officers and any of the next twenty most highly-compensated employees repay any bonus, retention award, or incentive compensation paid to such individuals based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate. To comply with the new requirements, in 2009 Horizon adopted a Compensation Recovery Policy and took the other actions described above under the caption “Actions Taken in Response to EESA, ARRA and Participation in the TARP Capital Purchase Program.”

Horizon’s 2010 employer matching contribution to its Supplemental Executive Retirement Plan for the top five highest paid employees will be paid in restricted stock in accordance with the TARP compensation rules. These shares will vest in full when the CPP preferred stock (assuming no obligations other than warrants are outstanding) is repurchased by Horizon and will partially vest in 25% increments with a corresponding repurchase of that preferred stock.
     Stock Bonuses
Prior to January 1, 2007, Horizon maintained an Employee Stock Bonus Plan. On January 1, 2007, the Employee Stock Bonus Plan was restructured as an Employee Stock Ownership Plan (or ESOP). The restructuring provides participants with several additional benefits. New benefits include the addition of a dividend election program and all dividends paid on shares of Horizon stock in the ESOP are 100% vested. The Matching Contribution Account in the Stock Bonus Plan was transferred to the Horizon Bancorp Employee Thrift Plan and the remainder of the Stock Bonus Plan, which consists of the Discretionary Contributions Account and the Prior ESOP Account, was converted to the ESOP. Matching Contributions are now contributed to the Matching Contributions Account that has been transferred to the Employee Thrift Plan from the Stock Bonus Plan.
     Post-Termination Compensation and Benefits
The employment agreements with Messrs. Dwight and Edwards provide for the payment of compensation upon a change in control. Messrs. Secor and Neff are parties to change-in-control agreements with the Bank. The agreements with the named executive officers are discussed in more detail below following the Summary Compensation Table and in the discussion of Potential Payments Upon Termination or Change in Control. As discussed above, the TARP CPP compensation restrictions apply to severance payments, including payments upon a change in control.
The Employee Thrift Plan is a 401(k) plan in which all employees with the requisite hours of service are eligible to participate. The Thrift Plan permits voluntary employee contributions, and Horizon may make discretionary matching and profit sharing contributions. Each eligible employee is vested according to a schedule based upon years of service. Voluntary employee contributions are vested at all times, and Horizon’s discretionary contributions vest over a six-year period. Participants are eligible to receive matching contributions once they have attained age 21 and completed one year of service. Horizon, at its discretion, provides for matching contributions as follows: 100% for the first 2% of a participant’s deferral contribution and 50% for each additional percentage deferred up to a total deferral of 6% (a maximum of 4% matching contribution).
The Horizon Bancorp Supplemental Executive Retirement Plan (or Frozen SERP) was originally effective January 1, 1993 and was frozen effective December 31, 2004. The Frozen SERP provides certain management or highly compensated employees of Horizon and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The Frozen SERP is an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A. The Frozen SERP is administered by the Compensation Committee. Prior to January 1, 2005, a participant in the Frozen SERP could elect each year to defer a percentage of the participant’s total cash compensation. Each year, the Compensation Committee, in its discretion, could elect to have Horizon match the amounts deferred by each participant under the Frozen SERP up to a maximum match of $25,000. The Compensation Committee could also make supplemental contributions in any amount determined by the Committee in its discretion.
Interest is credited on a participant’s deferred account balance in the Frozen SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee can require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants or their designated beneficiaries will begin to receive payments under the Frozen SERP within thirty days after the participant’s separation from service. Participants may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the Frozen SERP. No additional amounts, except earnings, accrued to the named executive officers under the Frozen SERP for 2008.
Horizon adopted the Horizon Bancorp 2005 Supplemental Executive Retirement Plan (or 2005 SERP) to replace the Frozen SERP effective January 1, 2005. As with its predecessor, the 2005 SERP provides certain management or highly compensated employees of Horizon Bancorp and its affiliates with supplemental retirement benefits to help recompense those employees for benefits reduced under the Employee Thrift Plan due to benefit limits imposed by the Internal Revenue Code and to permit the deferral of additional compensation. The 2005 SERP is also an unfunded arrangement designed and administered to comply with Title I of the Employee Retirement Income Security Act of 1974 and Internal Revenue Code Section 409A, and the 2005 SERP is administered by the Compensation Committee. A participant in the 2005 SERP may elect to defer a percentage of the participant’s total cash compensation each year. For 2007, a participant could elect to defer a combined amount to the Employee Thrift Plan and the 2005 SERP of up to 75% of the participant’s total cash compensation, but beginning January 1, 2007, the deferrals to the Employee Thrift Plan are limited separately, and the 2005 SERP maximum deferral percentage is limited to 25%.
Each year, the Compensation Committee, in its discretion, may elect to have Horizon match the amounts deferred by each participant under the 2005 SERP up to a maximum match of $25,000. The Compensation Committee may change the match limit prior to the beginning of any year. The Compensation Committee may also make supplemental contributions in any amount it determines in its discretion.
Interest is credited on a participant’s deferred account balance in the 2005 SERP at the five-year U.S. Treasury Bond rate published in the Wall Street Journal and in effect as of the first business day of each calendar month, plus 200 basis points, but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Amounts deferred by participants vest immediately. The Compensation Committee may require forfeiture of matching and supplemental contributions if the participant has not completed the number of years of service specified by the Compensation Committee, except when the participant dies while still employed, is determined to be disabled or retires after reaching age sixty-five. Participants may specify the date or event upon which they or their designated beneficiaries will begin to receive payment under the 2005 SERP and may elect lump sum or installment payments, or a combination of the two, subject to the provisions of the 2005 SERP.
In December 2009, the Board of Directors approved a second SERP investment alternative in the form of Horizon Common Shares. SERP Participants may change their investment election option once a year.
The amounts allocated to the named executive officers under the 2005 SERP for 2009 are included in the All Other Compensation column of the Summary Compensation Table appearing below.
     Perquisites and Other Personal Benefits
Horizon provides minimal perquisites and other personal benefits to its executive officers. Messrs. Dwight and Edwards are provided with country club memberships and cellular telephone service. Mr. Radde is reimbursed for his annual country club membership dues. The cost of the memberships and/or telephone service is less than $10,000 per executive officer. No other perquisites or personal benefits are provided to executive officers.

As discussed above in this Compensation Discussion and Analysis, the American Recovery and Reinvestment Act of 2009 requires the Board of Directors of companies, like Horizon, that participate in TARP programs to adopt a company-wide policy regarding excessive or luxury expenditures, as defined by the Treasury Secretary. Such “excessive expenditures” may include expenditures on entertainment or events, office and facility renovations, aviation or other transportation services, or other activities or events that are not reasonable expenditures for staff development, reasonable performance incentives, or other similar measures conducted in the normal course of the business operation of the institution. Horizon adopted such a policy in 2009.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on that review and discussion, the Compensation Committee has recommended to Horizon’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into Horizon’s 2009 Annual Report on Form 10-K.
The Compensation Committee certifies that, in compliance with Section 111(b)(2)(A) of the Emergency Economic Stabilization Act of 2008 and the rules promulgated pursuant to EESA by the United States Department of the Treasury:
•	we have completed the review of the compensation of the senior executive officers with Horizon’s Chief Risk Officer and we have made all reasonable efforts to ensure that these plans do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of Horizon and Horizon Bank;

•	we have reviewed with Horizon’s Chief Risk Officer the employee compensation plans and have made all reasonable efforts to limit any unnecessary risks these plans pose to Horizon and Horizon Bank; and

•	we have reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Horizon to enhance the compensation of any employee.
This Report is respectfully submitted by the Compensation Committee of Horizon’s Board of Directors:
Peter L. Pairitz, Chairperson
Daniel F. Hopp
Robert E. McBride
Robert E. Swinehart
Susan D. Aaron, Alternate
Executive Compensation Tables
The following tables provide information on the 2009 compensation for Horizon’s Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers of Horizon and the Bank. These five individuals are referred to as the “named executive officers.”
Summary Compensation Table
The table below provides information with respect to the total compensation earned by or paid to the named executive officers for 2009. (The table required by the SEC’s rules contains columns for various types of compensation. The table below contains only the columns applicable to Horizon.)

					Non-Equity
					Incentive Plan	All Other
Name and		Salary	Bonus	Option Awards	Compensation	Compensation		Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)		($)

Craig M. Dwight	2009	$308,250	N/A	$—	$120,218	$47,830	(6)	$476,298
President and Chief	2008	300,000	N/A	—	102,000	46,450		448,450
Executive Officer	2007	288,400	N/A	—	98,056	46,057		432,513

Mark E. Secor	2009	150,000	N/A	—	30,750	14,981	(7)	195,731
Chief Financial Officer	2008	131,921	300	—	32,980	8,825		174,026
	2007	65,000	300	32,950	12,750	—		111,000

Thomas H. Edwards	2009	230,000	N/A	—	28,750	36,176	(8)	294,926
Executive Vice President	2008	187,000	N/A	—	23,375	29,097		239,472
	2007	179,220	N/A	—	50,182	24,036		253,438

James. D. Neff	2009	230,000	N/A	—	120,000	28,706	(9)	378,706
Secretary	2008	147,000	N/A	—	127,618	21,390		296,008
	2007	142,140	N/A	—	76,183	33,419		251,742

Donald E. Radde	2009	170,565	N/A	—	25,585	22,044	(10)	218,194
President, Southwest	2008	166,000	N/A	—	—	21,952		187,952
Michigan of the Bank	2007	160,645	N/A	—	24,145	18,152		202,942

1.	Includes salary amounts paid and salary amounts deferred by the individual named pursuant to Horizon’s Thrift Plan and Supplemental Executive Retirement Plan (“SERP”).

2.	The amount reflects the dollar amount paid under Horizon’s holiday bonus plan, which is available to all employees with the exception of specified executive officers, including Messrs. Dwight, Edwards, Neff and Radde. Mr. Secor was eligible to receive this amount in 2007 and 2008. Messrs. Dwight, Edwards, Radde, and Secor are eligible to receive annual bonuses under the Executive Officer Bonus Plan and Mr. Neff is eligible to receive a bonus based on the net profit of the Mortgage Warehouse division, and if such bonuses are received for a given year, the SEC rules provide that they are to be reported in the Non-Equity Incentive Plan Compensation column of this table.

3.	The amounts in this column reflect the aggregate grant date fair value of option awards granted during each of the last three fiscal years in accordance with FASB ASC Topic 718. The SEC recently changed the reporting requirements and, as a result, the amounts in this column for 2008 and 2007 have been recalculated to reflect the grant date fair value in accordance with FASB ASC Topic 718. For a discussion on the assumptions used in the calculation of the option awards reported in this column, please see note 18 of the Notes to Consolidated Financial Statements in Horizon’s 2009 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

4.	Messrs. Dwight, Edwards, Radde and Secor received payments under Horizon’s Executive Officer Bonus Plan. The bonus amount for Mr. Neff represents a bonus he receives based on the net profit of the Mortgage Warehouse division. (For more information about the Bonus Plan and for Mr. Neff’s bonus arrangement, see the discussion above in the Compensation Discussion and Analysis.) In accordance with restrictions imposed because of Horizon’s participation in the U.S. Treasury’s Capital Purchase Program, with respect to the 2009 compensation in this column Messrs. Dwight, Edwards, Neff and Radde will receive 54.8% of their awards under the Executive Officer Bonus Plan in the form of restricted stock instead of cash. The 2008 compensation in this column for Messrs. Dwight, Secor, Edwards and Radde was paid in the form of restricted stock instead of cash based on the then-available information about the U.S. Treasury’s Capital Purchase Program compensation limitation requirements. Mr. Neff’s 2008 bonus was paid in cash. The number of shares issued and value realized upon the vesting of these shares were as follows: Mr. Dwight received 9,714 shares which had a value at vesting of $145,710, Mr. Edwards received 2,226 shares which had a value at vesting of $33,390, and Mr. Secor received 3,140 shares which had a value at vesting of $47,100.

5.	The individuals named in the table also received certain perquisites, but the incremental costs of providing the perquisites did not exceed the $10,000 disclosure threshold.

6.	Includes Horizon’s contribution of $5,647 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $9,800 under the Thrift Plan, $25,000 under the SERP and $7,383 in dividends on restricted stock.

7.	Includes Horizon’s contribution of $3,285 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $5,700 under the Thrift Plan, $4,928 under the SERP and $1,068 in dividends on restricted stock.

8.	Includes Horizon’s contribution of $4,825 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $8,372 under the Thrift Plan, $18,652 under the SERP and $4,327 in dividends on restricted stock.

9.	Includes Horizon’s contribution of $5,647 under Horizon’s Employee Stock Ownership Plan, and its matching contributions of $9,800 under the Thrift Plan, $10,199 under the SERP and $3,060 in dividends on restricted stock.

10.	Includes Horizon’s contribution of $3,471 under Horizon’s Employee Stock Ownership Plan and its matching contributions of $6,023 under the Thrift Plan, $10,000 under the SERP and $2,550 in dividends on restricted stock.
As discussed above in the Compensation Discussion and Analysis, Horizon and the Bank have entered into employment agreements with Mr. Dwight and Mr. Edwards. The agreements provide that Mr. Dwight will continue to serve as Horizon’s President and Chief Executive Officer and the Bank’s Chairman and Chief Executive Officer for a term of three years, and that Mr. Edwards will continue to serve as Horizon’s Executive Vice President and the Bank’s President and Chief Operating Officer for a term of three years. The terms of each of the agreements will be extended for an additional one-year period beyond the then-effective expiration date on each annual anniversary of the date of the agreement until the year in which the executive officer reaches the age of sixty-three, unless Horizon delivers notice to the executive officer within sixty days prior to the expiration of any one-year period that the term will not be extended.
Each employment agreement also provides that Messrs. Dwight and Edwards will continue to receive an annual base salary equal to the amount being paid to them on the date of the agreement, subject to adjustment. Horizon may terminate Mr. Dwight’s or Mr. Edwards’ employment immediately for “cause” and also may terminate their employment without cause upon not less than thirty days’ prior notice. Messrs. Dwight and Edwards may terminate their employment for “good reason” or upon not less than thirty days’ prior notice without good reason. (The definitions of “cause,” “good reason” and “change in control” specified in the agreements are summarized below under “Potential Payments Upon Termination or Change in Control.”)
If Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, his agreement provides for Horizon to pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and certain other benefits for a two-year period. If Horizon terminates Mr. Edwards’ employment without cause or if Mr. Edwards terminates his employment for good reason, his agreement provides for Horizon to pay him an amount equal to his then-current annual base salary plus an amount equal to the average of his bonuses for the previous two calendar years. If Mr. Edwards’ employment is terminated upon a change in control, the agreement provides for Horizon to pay him an amount equal to twice his then-current salary plus an amount equal to the average of his bonuses for the previous two calendar years. Mr. Edwards’ agreement also provides for him to receive health and certain benefits for a one-year period following his termination without cause, for good reason, or upon a change in control.
Messrs. Dwight’s and Edwards’ agreements also include provisions that limit the aggregate amount of the payment to an amount that is otherwise deductible by Horizon for federal income tax purposes after application of Internal Revenue Code Section 280G and that protect Horizon’s and the Bank’s confidential business information and prohibit competition for specified periods. Mr. Dwight’s agreement prohibits him from competing against Horizon for a two-year period following the date of his termination, and Mr. Edwards’ agreement prohibits him from competing against Horizon for a one-year period.
As a participant in the TARP Capital Purchase Program, Horizon and the Bank are prohibited from making severance payments to the named executive officers and the next five most highly compensated employees during the period the TARP CPP obligations remain outstanding. See the discussion above under the caption “TARP Capital Purchase Program Executive Compensation Restrictions.”
Grants of Plan-Based Awards Table
Four of the named executive officers had the opportunity to earn cash bonuses under the Executive Officer Bonus Plan if Horizon met the financial and non-financial targets the Compensation Committee had established for 2009. One other named executive officer had an opportunity to earn an incentive bonus for 2009 under a separate plan. Detailed descriptions of the Executive Officer Bonus Plan and the incentive bonus opportunity are provided above in the Compensation Discussion and Analysis.
The following table presents the estimated payouts the named executive officers had the opportunity to receive for 2009. (The table required by the SEC’s rules contains columns for various types of plan-based awards. The table below contains only the columns applicable to Horizon.)

	Estimated Possible Payouts Under Non-Equity Incentive
	Plan Awards
	Threshold ($)			Target ($)			Maximum ($)
Name	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total	Short Term Goals	Long Term Goals	Total

Craig M. Dwight	$13,101	$13,101	$26,202	$52,403	$52,403	$104,806	$83,228	$83,228	$166,456
Mark E. Secor	4,313	4,313	8,626	17,250	17,250	34,500	36,000	36,000	72,000
Thomas H. Edwards	7,188	7,188	14,376	28,750	28,750	57,500	57,500	57,500	115,000
James D. Neff (1)	—	—	40,000	—	—	200,000	—	—	240,000
Donald E. Radde	4,264	4,264	8,528	17,057	17,057	34,114	34,113	34,113	68,226

1.	Messrs. Dwight, Secor, Edwards and Radde are eligible to receive bonuses pursuant to the Executive Officer Bonus Plan. Mr. Neff is eligible to receive a bonus based on the net profit of the Mortgage Warehouse division.
Outstanding Equity Awards at Fiscal Year-End for 2009
The following table presents information on stock options and restricted stock held by the named executive officers on December 31, 2009.

	Option Awards					Stock Awards
									Equity
								Equity Incentive	Incentive Plan
			Equity Incentive				Market	Plan Awards:	Awards: Market
	Number of	Number of	Plan Awards: Number			Number of	Value of	Number of Unearned	or Payout
	Securities	Securities	of Securities			Shares or	Shares or	Shares,	Value of Unearned
	Underlying	Underlying	Underlying			Units of	Units of	Units or	Shares, Units or
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Other Rights	Other Rights
	Options	Options (#)	Unearned	Exercise	Expiration	Have Not	Have Not	That Have	That Have Not
Name	(#) Exercisable(1)	Unexercisable(2)	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Not Vested (#)	Vested ($)

Craig M. Dwight	—	—	N/A	—	—	—	—	N/A	N/A
Mark E. Secor	2,000	3,000	N/A	$27.50	June 18, 2017	—	—	N/A	N/A
Thomas M. Edwards	6,000	—	N/A	6.22	January 2, 2011	—	—	N/A	N/A
James D. Neff	1,800	—	N/A	17.93	January 2, 2013	—	—	N/A	N/A
Donald E. Radde	2,000	—	N/A	23.56	August 2, 2014	—	—	N/A	N/A
	1,800	1,200		26.11	June 30, 2016

1.	All options have a ten-year life with pro-rata vesting over a five-year period from the grant date.

2.	The shares represented could not be acquired by the named executive officers as of December 31, 2009.
Option Exercises and Stock Vested for 2009
The following table presents information on stock option exercises by named executive officers during 2009 and the vesting of shares of restricted stock held by named executive officers during 2009.

	Option Awards		Stock Awards(2)
	Number of Shares	Value Realized on	Number of Shares
	Acquired on	Exercise	Acquired on Vesting	Value Realized on
Name	Exercise (#)	($)(1)	(#)	Vesting ($)

Craig M. Dwight	—	$—	8,000	$126,000
Mark E. Secor	—	—	—	—
Thomas H. Edwards	4,020	36,862	7,000	110,250
James D. Neff	—	—	6,000	94,500
Donald E. Radde	—	—	5,000	78,750

1.	Amounts reflecting value realized upon exercise of options are based on the difference between the closing price for a share on the date of exercise and the exercise price for a share.

2.	In addition, Messrs. Dwight, Secor, Edwards, Neff and Radde received bonuses paid in the form of restricted stock instead of cash because of the compensation limitations of the U.S. Treasury’s Capital Purchase Program. See footnote 4 to the Summary Compensation Table above for more information.
Nonqualified Deferred Compensation for 2009
The following table presents information on compensation deferred by and matching contributions for each of the named executive officers under the Supplemental Executive Retirement Plan, which is discussed above in the Compensation Discussion and Analysis.

	Executive	Registrant
	Contributions in	Contributions in	Aggregate Earnings	Aggregate	Aggregate Balance
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal	Withdrawals/Distributions	at Last Fiscal Year End
Name	($)(1)	($)(1)	Year($)	($)	($)

Craig M. Dwight	$50,000	$25,000	$31,135	$—	$812,762
Mark E. Secor	9,855	4,928	486	—	19,628
Thomas H. Edwards	37,304	18,652	5,540	—	169,914
James D. Neff	20,397	10,199	15,339	—	395,471
Donald E. Radde	20,000	10,000	2,022	—	65,082

1.	Executive contributions are included in the “Salary” column of the Summary Compensation Table and Horizon’s contributions are included in the “All Other Compensation” column of the Summary Compensation Table.
Potential Payments Upon Termination or Change in Control
Horizon and the Bank have agreements with the named executive officers and plans in which the named executive officers participate that provide for benefits upon the resignation, severance, retirement or other termination of the named executive officers. As discussed above in the Compensation Discussion and Analysis, the American Recovery and Reinvestment Act of 2009 prohibits the payment of golden parachute payments (defined as any payment for departure from a company for any reason, except for payments for services performed or benefits accrued) during the period the TARP CPP obligations (other than warrants) remain outstanding. This provision of the ARRA would preclude certain payments required to be paid to the named executive officers under the agreements and plans discussed below.
     Employment and Change-in-Control Agreements
The Employment Agreement with Mr. Dwight discussed above provides that if Horizon terminates Mr. Dwight’s employment without cause, if Mr. Dwight terminates his employment with good reason, or if Mr. Dwight’s employment is terminated upon a change in control of Horizon, Horizon will pay Mr. Dwight an amount equal to two times his then-current annual base salary plus his bonus for the previous two calendar years and for Mr. Dwight to receive health and life insurance benefits for a two-year period, as well as reimbursement of up to $30,000 for expenses in searching for a new position.
The Employment Agreement with Mr. Edwards discussed above provides that if Horizon terminates Mr. Edwards’ employment without cause or, if Mr. Edwards terminates his employment with good reason, Horizon will pay Mr. Edwards an amount equal to his then-current annual base salary, plus the average of his bonus for the prior two years. If Mr. Edwards’ employment is terminated upon a charge in control, the agreement provides for Horizon to pay him an amount equal to twice his then-current salary plus an amount equal to the average of his bonuses for the previous years. If Horizon terminates Mr. Edwards’ employment without cause, if Mr. Edwards’ terminates his employment with good reason, or if his employment is terminated upon a change in control, Mr. Edwards will receive health and life insurance benefits for a one-year period as well as reimbursement of up to $20,000 for expenses in searching for a new position.
The definitions of the terms “cause,” “good reason” and “change in control” are central to an understanding of the potential payments to the executive officers pursuant to the their agreements. The definitions in the agreements are summarized in the following paragraphs.
Under Messrs. Dwight’s and Edwards’ employment agreements, we have “cause” to terminate the executive officer if he breaches any provision of the agreement, is prohibited from participating in the conduct of the Bank’s affairs pursuant to an order issued under specified provisions of the Federal Deposit Insurance Act, or if he has engaged in any of the specific activities listed in the agreement, including the following:

•	an intentional act of fraud, embezzlement, theft or personal dishonesty;

•	willful misconduct;

•	breach of fiduciary duty involving personal profit in the course of the executive’s employment;

•	intentional wrongful damage to Horizon’s business or property, causing material harm to Horizon; or

•	gross negligence or insubordination in the performance of the executive’s duties, or the executive’s refusal or repeated failure to carry out lawful directives of the Board.
A termination by the executive officer is for “good reason” if we take any of the following actions without the executive’s prior written consent:
•	require the executive to move his office to a location more than 30 miles from his principal residence;

•	reduce the executive’s then-current annual base salary by 10% or more, unless the reduction is part of an institution-wide reduction and proportionate to the reduction in the base salaries of all other Horizon executive officers;

•	remove the executive from participation in any incentive compensation or performance-based compensation plans, unless we terminate the participation of all of Horizon’s other executive officers in the plans;

•	reduce any material benefit plan or program or deprive the executive of any such benefit enjoyed by him, unless part of an institution-wide reduction and applied similarly to all of Horizon’s other executive officers;

•	assignment to the executive of duties and responsibilities materially different from those normally associated with his position as described in the agreement;

•	materially reduce the executive’s responsibilities or authority (including reporting responsibilities) in connection with his employment;

•	materially reduce the executive’s secretarial or administrative support; or

•	breach any provision of the agreement.
A “change in control” would include any of the following events:
•	A merger, consolidation or similar transaction involving Horizon or the Bank that results in the shareholders immediately prior to the transaction own owning shares of the surviving or combined entity possessing voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

•	A sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon or the Bank;

•	A tender, exchange, sale or other disposition (other than a disposition of the stock in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than by Horizon, an employee benefit plan of Horizon or the Bank, or members of Horizon’s or the Bank’s board of directors) of shares representing more than 25 percent of the voting power of Horizon or the Bank; or

•	During any period of two consecutive years, the individuals who constituted the Board of Directors as of the date of the executive’s agreement cease for any reason to constitute at least a majority of the Board’s members, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
A Change in Control will not occur, however, if Horizon issues stock in a public offering; in connection with a transaction approved by a majority of shareholders or in which a majority of the shareholders (other than shareholders subject to Exchange Act Section 16(b)) have tendered their shares; or due to stock ownership by any Horizon employee benefit plan.
If Mr. Dwight’s or Mr. Edwards’ employment had terminated in connection with a change in control as of December 31, 2009, Mr. Dwight would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $883,725, and Mr. Edwards would have been entitled to a severance amount and other benefits under his employment agreement in the amount of $517,026. These amounts exclude restricted shares and stock options that vest upon a change in control, which are discussed below.
One of the other named executive officers, Mr. Secor, is a party to a change of control agreement with the Bank. Mr. Secor’s agreement was amended effective as of January 1, 2009, to reflect the change in his title and responsibilities as of that date. In Mr. Secor’s agreement, the definition of “change in control” is the same as the definition described above in connection with the discussion of the employment agreements of Messrs. Dwight and Edwards.
Mr. Secor’s agreement provides that upon a change of control, a new term of employment will commence for the executive officer at the same base salary that the executive officer was receiving at the time of the change of control and such salary may not be reduced for a period of one year following the change of control. If the employment of Mr. Secor had terminated in connection with a change in control as of December 31, 2009, the amount he would have been paid under their agreements would have been $150,000.
Mr. Neff also has an agreement with the Bank regarding his employment upon a change in control. The agreement defines “change in control” to include a merger, tender offer, asset sale or other transaction that results in (1) a majority of Horizon’s shareholders prior to the transaction holding less than 50% of the voting securities of Horizon or its successor after the transaction, (2) persons who held less than 20% of the voting securities of Horizon prior to the transaction owning more than 50% of such securities after the transaction; or (3) a majority of the members of the Horizon Board of Directors being persons who were not directors of Horizon at least twenty-four months prior to the transaction.
The agreement provides that the Bank may terminate his employment without cause at any time upon thirty days’ prior notice and that the benefits he would receive will be his benefits for the thirty-day period. The agreement provides that if a change in control occurs, the Bank will continue to employ Mr. Neff as a Senior Vice President at his base salary then in effect for a term of two years following the date of the change in control, but that he will remain subject to termination as provided in the agreement. If Mr. Neff’s employment had terminated in connection with a change in control as of December 31, 2009, he would have been entitled to be paid $21,326.
If any of Messrs. Dwight, Edwards, Neff or Secor qualifies as a “key employee” under Internal Revenue Code Section 409A at the time of their separation from service, Horizon may not make certain payments to them earlier than six months following the date of their separation from service (or, if earlier, the date of their death). Each of Messrs. Dwight, Edwards, Neff and Secor currently is considered to be a “key employee.”
     Other Benefits Upon Termination or Change in Control
In the event of a change in control of Horizon, the recipient of stock options and shares of restricted stock granted to executive officers under the Omnibus Plan that are then outstanding and that either are not then exercisable or are subject to any restrictions will become immediately exercisable, and all restrictions will be removed, as of the first date that the change in control has been deemed to have occurred. In addition, stock options granted to executive officers will be vested and fully exercisable as of the date of death, disability or retirement of the executive officer.
The Omnibus Plan provides that a “change in control” will be deemed to have occurred if any of the following conditions or events occurs: (1) any merger, consolidation or similar transaction which involves Horizon and in which persons who are the shareholders of Horizon immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50% of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (2) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of Horizon; (3) any tender, exchange, sale or other disposition (other than disposition of the stock of Horizon or the Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by Horizon or any Horizon sponsored employee benefit plan, or purchases by members of the Board of Directors of Horizon or any subsidiary) of shares which represent more than 25% of the voting power of Horizon or the Bank; or (4) during any period of two consecutive years individuals who at the date of the adoption of the Omnibus Plan constitute the Board cease for any reason to constitute at least a majority of the Board, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office.
The Omnibus Plan provides, however, that a change in control will not be deemed to have occurred (1) as a result of the issuance of stock by Horizon in connection with any public offering of its stock; (2) with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not persons subject to liability under Section 16(b) of the Exchange Act; or (3) due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.
If a change in control had occurred as of December 31, 2009, the stock options granted to executive officers that were not previously vested would have become fully vested as of that date. If a change in control had occurred, or if the executive officers had terminated their employment due to death, disability or retirement as of December 31, 2009, the value realized upon exercise of stock options, for each executive officer, would have been as follows: Mr. Secor, $0; Mr. Edwards, $60,000; Mr. Neff, $0; and Mr. Radde, $0. The outstanding stock options for the executive officers are discussed in more detail in the discussion of Outstanding Equity Awards at Fiscal Year-End for 2009. The Omnibus Plan is discussed in more detail above in the Compensation Discussion and Analysis and below in Proposal 3.
Section 162(m)
Pursuant to Section 162(m) of the Internal Revenue Code, in certain circumstances, the deductibility of compensation paid to any individual executive officer of a public company, including stock-based compensation, is limited to $1,000,000. None of the compensation paid to the executive officers named in the Summary Compensation Table exceeded the threshold for deductibility under Section 162(m).
As a result of Horizon’s participation in the TARP Capital Purchase Program, Horizon was required to agree that it will be subject to a $500,000 annual deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, for remuneration paid to senior executive officers (as defined in Section 111(a)(1) of EESA), while the Treasury holds an equity interest in Horizon. The ARRA, enacted on February 17, 2009, limits this restriction to periods when TARP obligations (other than warrants) are outstanding. Moreover, during the restricted period there will be no exception under Section 162(m) to this deduction limit for “performance-based compensation” or deferred compensation. Although Horizon retains the discretion to award compensation that exceeds the limits in Section 162(m) of the Internal Revenue Code, Horizon expects that the remuneration of its senior executive officers will remain under the foregoing limits.

Compensation of Directors
The following table presents information about our compensation of members of the Board of Directors. Information on the compensation received by Mr. Dwight, who is a named executive officer, is included in the Summary Compensation Table above. Mr. Dwight does not receive any additional compensation for service on the Board of Directors.
Director Compensation for 2009

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred	All Other
	Fees Earned or Paid			Incentive Plan	Compensation	Compensation
Name	in Cash ($)	Stock Awards ($)	Option Awards ($)	Compensation ($)	Earnings	($)(1)		Total ($)

Susan D. Aaron	$24,004	$9,996	N/A	N/A	$—	$—		$34,000
Lawrence E. Burnell	20,004	9,996	N/A	N/A	—	—		30,000
Robert C. Dabagia	—	—	N/A	N/A	—	60,000	(1)	60,000
James B. Dworkin	22,004	9,996	N/A	N/A	—	—		32,000
Charley E. Gillispie	26,004	9,996	N/A	N/A	—	—		36,000
Daniel F. Hopp	20,004	9,996	N/A	N/A	—	—		30,000
Robert E. McBride, M.D.	20,004	9,996	N/A	N/A	—	—		30,000
Larry N. Middleton	20,004	9,996	N/A	N/A	—	—		30,000
Peter L. Pairitz	24,004	9,996	N/A	N/A	—	—		34,000
Bruce E. Rampage(2)	6,962	3,475	N/A	N/A	—	—		10,437
Robert E. Swinehart	22,004	9,996	N/A	N/A	—	—		32,000
Spero W. Valavanis	22,004	9,996	N/A	N/A	—	—		32,000

1.	Mr. Dabagia receives a salary of $60,000 for his services to Horizon and receives no director fees.

2.	Mr. Rampage served through May 2009 and received Director Compensation for the period of service rendered.
Horizon paid each of its non-employee directors a cash retainer of $20,004 and a bonus in Common Shares equal in value to $9,996 for their services in 2009. Active employees of Horizon and/or the Bank receive no separate compensation for their services as directors. The Chairpersons of the Compensation Committee and Loan Committee receive an additional cash amount of $4,000, the Chairperson of the Audit Committee receives an additional $6,000 and the Chairpersons of the Asset Liability Committee, Trust Committee, Long Range Planning Committee and Trust Committee receive an additional $2,000. Directors do not receive additional compensation for attending meetings of committees of the Board or for special assignments or meetings.
Horizon sponsors a Directors’ Deferred Compensation Plan, which allows non-employee directors of Horizon and the Bank to elect to defer the receipt of fees for their services. Earnings on fees deferred under the plan are based on the five-year Treasury rate plus 200 basis points but not to exceed 120% of the Applicable Federal Long-Term Rate for monthly compounding. Payments of deferred fees are made to participants or their beneficiaries in a lump sum or annual installments upon death or disability of the participants or as designated by participants. Participants have no rights to amounts deferred other than rights as general creditors of Horizon.
Report of the Audit Committee
This report is being provided to inform shareholders of the Audit Committee’s oversight with respect to Horizon’s financial reporting.
Review with Management and Independent Auditors
The Audit Committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2009. In addition, the Audit Committee has discussed with BKD, LLP all communications required by generally accepted auditing standards, including the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Audit Committee has received the written disclosures and the letter from BKD, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding BKD, LLP’s communications with the Audit Committee concerning independence, and has discussed with BKD, LLP their independence.
Conclusion
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009, to be filed with the Securities and Exchange Commission.
Charley Gillispie, Chairperson
James B. Dworkin
Robert McBride
Bruce Rampage
Robert E. Swinehart, Alternate
Common Share Ownership by Directors and Executive Officers
The following table sets forth the number and percent of Common Shares beneficially owned by the directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group as of January 1, 2010.

Name	Shares Beneficially Owned(1)		Percentage
Directors:
Susan D. Aaron	5,784		*
Lawrence E. Burnell	1,776	(2)	*
Robert C. Dabagia	39,350	(3)	1.2%
Craig M. Dwight	98,065	(4)	3.0%
James B. Dworkin	3,062	(5)	*
Charley E. Gillispie	3,876	(6)	*
Daniel F. Hopp	2,797	(7)	*
Robert E. McBride, M.D.	19,647	(8)	*
Larry N. Middleton	8,027	(9)	*
Peter L. Pairitz	15,429		*
Robert E. Swinehart	10,601	(10)	*
Spero W. Valavanis	7,509		*
Other Executive Officers:
Thomas H. Edwards	31,876	(11)	1.0%
James D. Neff	42,698	(12)	1.3%
Mark E. Secor	4,491	(13)	*
Donald E. Radde	9,897	(14)	*
All Directors and Executive Officers as a Group (16 Persons):	304,885	(15)	9.3%

*	Beneficial ownership is less than one percent.

1.	The information shown regarding shares beneficially owned is based upon information furnished to Horizon by the individuals listed. The nature of beneficial ownership, unless otherwise noted, represents sole voting or investment power. Stock options that vested on or before March 1, 2010, are included in the number of shares beneficially owned.

2.	The shares are held by a trust for which Mr. Burnell is the grantor and serves as trustee.

3.	Includes 3,150 shares that are owned by Mr. Dabagia’s spouse and 29,200 shares held by a trust for which Mr. Dabagia serves as trustee and is a beneficiary.

4.	Includes 65,117 shares owned jointly by Mr. Dwight and his spouse and that are pledged to an unaffiliated financial institution as security for a loan); 22,759 shares held by the Horizon ESOP; and 4,758 shares held by the Horizon Thrift Plan.

5.	Includes 2,582 shares owned jointly by Mr. Dworkin and his spouse.

6.	Includes 3,698 shares owned jointly by Mr. Gillispie and his spouse.

7.	All shares are owned jointly by Mr. Hopp and his spouse.

8.	The shares are held by a trust for which Dr. McBride serves as trustee.

9.	Includes 6,662 shares owned jointly by Mr. Middleton and his spouse and 529 shares owned by his spouse.

10.	Includes 4,454 shares owned jointly by Mr. Swinehart and his spouse and 6,047 shares held in a trust for which Mr. Swinehart serves as trustee and is a beneficiary.

11.	Includes 1,000 shares owned by Mr. Edwards’ spouse, 6,000 vested stock options granted under the 1997 Stock Option Plan, 3,176 shares held by the Horizon ESOP and 3,692 shares held by the Horizon Thrift Plan.

12.	Includes 1,800 vested stock options granted under the 1997 Stock Option Plan, 2,745 shares held by the Horizon ESOP and 3,603 shares held by the Horizon Thrift Plan.

13.	Includes 2,000 vested stock options granted under the Omnibus Plan.

14.	Includes 3,645 shares held in a trust for which Mr. Radde is the trustee and beneficiary, 3,800 vested stock options under the Omnibus Plan, 1,261 shares held by the Horizon ESOP and 1,191 shares held by the Horizon Thrift Plan.

15.	Includes 13,600 shares covered by stock options and 149,228 shares as to which voting and investment powers are shared by members of the group with their spouses or other family members or held by family trusts.
Stock Ownership of Certain Beneficial Owners
To the best of Horizon’s knowledge, as of December 31, 2009, the only shareholder or group of shareholders beneficially owning more than 5% of the outstanding Common Shares was Wellington Management Company, LLP, which reported in Amendment No. 2 to a Schedule 13G filed on February 12, 2010, beneficial ownership of 323,891 shares, representing 9.89% of the Common Shares.
Darhap & Co., the nominee for Horizon Trust & Investment Management, N.A., a subsidiary of the Bank, held 639,898 Common Shares as of December 31, 2009. Darhap & Co. exercises voting or investment authority with respect to only 17,956 of those shares (representing .05% of the outstanding shares).
Certain Business Relationships and Transactions
In accordance with our Audit Committee Charter and NASDAQ requirements, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related person transactions. Horizon’s Amended and Restated Articles of Incorporation provided the procedures for the Board to follow in approving or ratifying transactions with Horizon in which a director has a direct or indirect interest. The Articles provide that such transactions will be approved or ratified upon the affirmative vote of a majority of the directors on the Board or a Board committee who do not have a direct or indirect interest in the transaction or by a vote of the shareholders. Horizon’s Code of Ethics for Executive Officers and Directors and the Advisor Code of Conduct for Horizon and the Bank provide the policies and procedures for the review and approval or ratification of conflict of interest transactions. Any situations involving potential conflicts of interest involving an executive officer, director or member of his or her family, if material, are to be reported and discussed with the Code of Ethics contact person. For executive officers, the contact person is the Chief Executive Officer, or if the executive officer believes it more appropriate, the Chairman of the Audit Committee. For directors, the contact person is the Chairman of the Audit Committee.
Directors and executive officers of Horizon and their associates were customers of, and had transactions with, the Bank in the ordinary course of business during 2009. The Bank expects that comparable transactions will occur in the future. These transactions were made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated third parties. In the opinion of Horizon’s management, these transactions did not involve more than normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
Proposal 2
Advisory Vote on Executive Compensation
Background of the Proposal
The ARRA contains a requirement that financial institutions, like Horizon, that issued preferred stock and warrants to the Treasury Department under the TARP Capital Purchase Program permit a separate, non-binding shareholder vote to approve the compensation of the financial institution’s executive officers. The SEC has issued guidance that requires participants in the TARP Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements. Accordingly, we are asking you to approve the compensation of Horizon’s named executive officers as described in the Compensation Discussion and Analysis and the executive compensation tables in this proxy statement. At the 2009 Annual Meeting, shareholders approved the compensation of Horizon’s named executive officers, with 96% of the shares voted on the proposal voting in favor of the compensation arrangements.
Executive Compensation
Horizon believes that its compensation is focused on principles that are strongly aligned with the long-term interests of shareholders. We believe that both Horizon and our shareholders benefit from our compensation policies and practices. The proposal described below, commonly known as a “say on pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation program for named executive officers described in this Proxy Statement.
A main objective of our executive compensation program is to align a significant portion of each executive officer’s total compensation with Horizon’s annual and long-term performance and with the interests of our shareholders. A second, related objective of the executive compensation program is to attract and retain experienced, highly qualified executives so as to enhance Horizon’s long-term success and shareholder value. The Board of Directors believes that Horizon’s compensation policies and procedures achieve these objectives.
During 2009, Horizon’s Compensation Committee held a joint session with the Audit Committee, Horizon’s Chief Risk Officer and Horizon’s independent internal auditing firm to review executive officers incentive compensation program for any features that may incentivize undue risk taking. The participants in this joint session concluded that Horizon’s incentive compensation plans have several features that help mitigate the possibility that executive officers will take undue risks. These features include the following:

•	The Compensation Committee may unilaterally amend, modify or cancel the plans at any time at their sole discretion.

•	Named executive officer bonuses will only be paid if Horizon achieves a minimum net income level that is more than sufficient to cover fixed costs and dividends at the holding company. This minimum net income level supports the concept that the shareholders are paid first and ahead of executive officer bonuses.

•	Executive officers will only be paid bonuses if they are in good standing with Horizon and not under a performance warning, suspension or individual regulatory sanction.

•	The Committee or its designee is to review and approve all executive officer bonuses prior to payment.

•	Bonuses are subject to receipt of an unqualified opinion by Horizon’s independent accountants on its most current year-end financial statements.
In addition, based on information from Cook & Co., Horizon’s compensation consultants, and other sources, we believe our compensation levels for our executive officers are within acceptance ranges based on our performance in the top quartile of our peer group.
Shareholders are encouraged to carefully review the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement for a detailed discussion of Horizon’s executive compensation program.
As required by the ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on Horizon’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal gives our shareholders the opportunity to endorse or not endorse Horizon’s executive compensation program and policies through the following resolution:
“Resolved, that the shareholders of Horizon Bancorp approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related material in the Proxy Statement for the 2010 Annual Meeting of Shareholders.”
Vote Required and Effect
Approval of Horizon’s executive compensation policies and procedures would require that the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
The Board of Directors unanimously recommends a vote “For” approval of this proposal on executive compensation (Item 2 on the Proxy Card)
Proposal 3
Approval of the Amended Horizon Bancorp 2003 Omnibus Equity Incentive Plan
On March 8, 2010, Horizon’s Board of Directors unanimously adopted, subject to the approval of the shareholders at this Annual Meeting, certain amendments to the Horizon Bancorp 2003 Omnibus Equity Incentive Plan (the “Omnibus Plan”). The amendments would make an additional 175,000 Common Shares available for issuance and would provide that the additional shares would be available for the grant of non-option awards. The amendments would also update certain provisions of the Omnibus Plan to reflect recent changes in compensation practices.
As a consequence of Horizon’s participation in the Troubled Asset Relief Program Capital Purchase Program, which is discussed above in the Compensation Discussion and Analysis, Horizon is prohibited from accruing or paying any bonuses, retention awards or incentive compensation to its five most highly compensated employees during the period that TARP Capital Purchase Program obligations (other than warrants) remain outstanding, unless those bonuses, retention awards or incentive compensation are in the form of restricted stock. Horizon has determined to award restricted stock, in lieu of cash, to those employees subject to the Capital Purchase Program restrictions.
Although shares remain available for issuance under the Omnibus Plan, the number of shares authorized for non-option awards, such as restricted stock grants, is insufficient for our projected annual future grants and awards and for the restricted stock awards we anticipate making to employees subject to the Capital Purchase Program restrictions.
The Compensation Committee engaged Cook & Co. to review the reasonableness of increasing the number of shares available for awards under the Omnibus Plan in comparison with peer data. Cook & Co.’s report supported the reasonableness of the increase in the number of shares, finding that the increase results in the total shares available under the Omnibus Plan being in line with our peer median. Cook & Co. also suggested the adoption of additional amendments to bring the Omnibus Plan in line with current executive compensation trends and practices with respect to equity awards. Horizon’s Compensation Committee and Board of Directors adopted amendments to implement Cook & Co.’s suggestions, and as a result, the amended Omnibus Plan provides as follows:
1.	The Committee may accelerate the exercisability or vesting of an award only in connection with a participant’s death, disability, retirement, in connection with a change in control of Horizon, or to the extent such actions involve an aggregate number of shares not in excess of five percent of the number of shares available for awards.

2.	Dividends or dividend equivalents on unvested portions of awards whose vesting is subject to the achievement of specified performance goals will now be subject to the same restrictions as the underlying shares or units to which such dividends or dividend equivalents relate.

3.	The prohibition on repricing of options has been enhanced except in connection certain corporate transactions involving Horizon. The Committee also is now required to obtain shareholder approval prior to amending any repricing provision.

4.	A “net share settlement” has been added as a method of exercise for options, whereby Horizon will withhold a sufficient number of shares upon exercise to equal the aggregate exercise price and minimum required tax withholding amounts, and will issue only the net after-tax profit shares received from such exercise.

5.	The performance goals for awards of restricted stock, performance shares and performance units intended to qualify these awards as performance-based compensation have been broadened to include the performance goals listed in the Omnibus Plan that may be used for all awards.

6.	The Omnibus Plan now includes a definitive term of ten years from the date of the original shareholder approval.
The Board of Directors believes these amendments will better align the interests of management with shareholders’ interests and help retain key managers, including those highly compensated employees who are subject to the Capital Purchase Program compensation restrictions.

The Omnibus Plan has been designed to satisfy the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally denies a corporate-level income tax deduction for annual compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company (“Covered Employees”). Certain types of compensation, including “performance-based compensation,” which meet the requirements of Code Section 162(m), are generally excluded from this deduction limit. (Participants in the TARP Capital Purchase Program, such as Horizon, are subject to a $500,000 cap on tax-deductible compensation without any offset for performance-based compensation.)
It is contemplated that awards made under the Omnibus Plan to a Covered Employee will constitute “performance-based compensation” under Code Section 162(m). A detailed summary of the Omnibus Plan, as amended, is provided below.
Shareholder Approval and Board Recommendation
The proposal to approve the Amended Horizon Bancorp 2003 Omnibus Equity Incentive Plan requires that a majority of the votes cast be in favor of the proposal.
The Board of Directors unanimously recommends that shareholders vote “For” the approval of
Amended Horizon Bancorp 2003 Omnibus Equity Incentive Plan (Item 3 on the Proxy Card)
Summary of the Omnibus Plan
The following is a summary of the material features of the Omnibus Plan, as amended. The summary does not purport to be a complete description of all the provisions of the Omnibus Plan and is qualified in its entirety by the terms of the Omnibus Plan, a copy of which is attached to this Proxy Statement as Appendix A.
Purpose
The primary purpose of the Omnibus Plan is to promote the growth and financial success of Horizon by providing incentives to employees and non-employee directors so as to align their interests, through ownership of Common Shares and other awards, with the interests of Horizon’s shareholders. The Omnibus Plan is designed to provide an incentive for excellence in individual performance and teamwork. The Omnibus Plan is also designed to provide flexibility to Horizon with regard to its ability to motivate, attract and retain the services of employees and non-employee directors who make significant contributions to Horizon’s success and to allow such employees and non-employee directors to share in that success.
Term
The Omnibus Plan is effective for a ten-year term that commenced on February 1, 2003.
Administration
The Omnibus Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). (The Board of Directors retains the authority under the Omnibus Plan to appoint another committee to administer the Omnibus Plan in the future.) The Committee will be composed of no fewer than three directors, each of whom will qualify as a “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and, to the extent required, as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). All of the current members of the Compensation Committee meet NASDAQ standards for independence.
     The Committee has the sole authority, subject to the terms of the Omnibus Plan, to:
•	Select participants and determine the type of awards

•	Determine the terms and conditions of awards

•	Construe and interpret the Omnibus Plan

•	Establish, amend and waive the rules and regulations for administering the Omnibus Plan
     All decisions made by the Committee will be final and binding.
Eligibility
All employees and non-employee directors of Horizon and any of its subsidiaries or affiliates (the term “Horizon” is used in this summary of the Omnibus Plan to include any subsidiaries or affiliates) are eligible to receive awards as participants under the Omnibus Plan. Currently, there are approximately 304 employees and non-employee directors who are eligible for grants under the Omnibus Plan. The Committee will select the participants based on their functions and responsibilities, the value of the services they provide to Horizon and such other factors as the Committee, it its sole discretion, deems relevant.
Shares Subject to the Omnibus Plan
The Omnibus Plan authorizes the issuance of up to 275,000 Common Shares, plus (i) that number of shares that are tendered to or withheld by Horizon in connection with the exercise of options; and (ii) that number of Common Shares that are purchased by Horizon with the cash proceeds received upon option exercises. The Committee also has the discretion to add to the number of Common Shares authorized for issuance under the Omnibus Plan that number of Common Shares having a value equal to the income tax deductions recognized by Horizon in connection with the exercise of nonqualified stock options. At March 9, 2010, 320,729 Common Shares were available for issuance under the Omnibus Plan (including the 175,000 Common Shares added by the amendments, subject to shareholder approval, and reflecting the effect of the November 2003 three-for-two stock split on the shares originally available under the Omnibus Plan) and the market value of those Common Shares was $6,023,291. The Omnibus Plan limits the number of Common Shares available to 100,000 for incentive stock options and to 225,000 for the grant of non-option awards (including the 175,000 Common Shares added by the amendments, subject to shareholder approval). The Omnibus Plan also provides that no participant will be granted an award for more than 100,000 Common Shares during any fiscal year and no participant will receive performance units having an initial value greater than $1,000,000. Subject to the foregoing limits, the Common Shares available for issuance under the Omnibus Plan may be divided among the various types of awards and among the participants as the Committee determines. The Common Shares issued pursuant to awards may be authorized but unissued Common Shares or Common Shares that Horizon has reacquired in the open market. The number of Common Shares subject to the Omnibus Plan and subject to awards that are outstanding under the Omnibus Plan will be adjusted by the Committee to reflect stock dividends or splits, recapitalizations, reclassifications, mergers, consolidations, combinations or exchanges of shares and similar corporate capital structure changes.
Types of Awards
The Committee is authorized to grant any type of award to a participant that is consistent with the provisions of the Omnibus Plan. Awards may consist of the following:
•	Incentive stock options

•	Nonqualified stock options

•	Stock appreciation rights

•	Restricted stock

•	Performance units

•	Performance shares

•	Any combination of the above
Subject to the terms of the Omnibus Plan, the Committee determines the provisions, terms and conditions of each award. The Committee may grant awards subject to vesting schedules or restrictions and contingencies. Awards may be accelerated so as to become fully vested, exercisable and released from any restrictions or contingencies, however, only upon the participant’s death, disability or retirement; the occurrence of a change in control; or to the extent such actions involve an aggregate number of shares not in excess of five percent of the number of shares available for awards. The Omnibus Plan defines “change in control” to include the following: any merger, consolidation or similar transaction involving Horizon in which the persons who are shareholders of Horizon immediately prior to the transaction own, after the transaction, 50 percent or less of the voting rights of all voting rights of the surviving entity; any sale, lease, exchange, transfer or other disposition of all or any substantial part of Horizon’s assets; and any tender, exchange or purchase (other than by Horizon, any Horizon-sponsored employee benefit plan or members of the Board of Directors) of 25 percent of the voting power of Horizon; a change in a majority membership of the Board over a two-year period unless the election of each director at the beginning of the period was approved by at least a majority of the directors then in office; and any agreement or transaction that is approved by a majority of the members of the Board and results in any of the previously described transactions. The Committee may provide that stock-based awards earn dividends or dividend equivalents, which may be paid in cash, Common Shares or credited to an account designated in the name of the participants.
Performance Goals
Awards may be granted subject to the satisfaction of performance goals. The goals will require a targeted level or levels of financial achievement with respect to one or more of the following business criteria: (a) return on assets; (b) earnings before interest, taxes, depreciation and amortization; (c) net income; (d) total shareholder return; (e) return on equity; (f) affiliate or division operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) earnings per share (basic or diluted); (k) return on invested capital; (l) economic value added (or an equivalent metric); (m) share price performance; (n) improvement in, or attainment of, expense levels; and (o) improvement in or attainment of working capital levels.
     Stock Options
The Committee may designate options awarded under the Omnibus Plan as incentive stock options, a type of option authorized under the Code. The Code limits the grant of incentive stock options to employees and imposes other conditions that options must satisfy to qualify as incentive stock options. Options not designated as incentive stock options are referred to as “nonqualified” options. The principal difference between incentive stock options and nonqualified options is their tax treatment for Horizon and optionees. See “Federal Income Tax Consequences” below.
Each option granted under the Omnibus Plan must be evidenced by a written agreement that specifies the type of option, the number of Common Shares covered, the exercise price, when and under what circumstances the option becomes exercisable, any restriction on transferability of shares received on the exercise, the duration of the option and such other terms and conditions as the Committee determines, within the limits prescribed by the Omnibus Plan.
The Committee will determine the per share exercise price of all options, but the exercise price may not be less than 100 percent of the fair market value of the shares covered by the option on the date of grant. No option may be exercised more than 10 years after its date of grant. Payment of the exercise price may be made with cash, with previously owned Common Shares, by the delivery of cash by a broker-dealer in a cashless exercise or by a combination of these methods.
     Stock Appreciation Rights
Three types of stock appreciation rights (“SARs”) may be granted under the Omnibus Plan:
•	Affiliated SARS

•	Tandem SARs

•	Freestanding SARs
An “Affiliated SAR” is an SAR that is granted in connection with a related option and is automatically deemed to be exercised at the same time as the related option is exercised. A “Tandem SAR” is an SAR that is granted in connection with a related option and may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option. The exercise of a Tandem SAR, unlike the exercise of an Affiliated SAR, reduces the number of shares subject to the related option. A “Freestanding SAR” is an SAR that is granted independently of any stock option. Freestanding SARs are exercisable at such time as the Committee determines.
The exercise price of each Freestanding SAR must be not less than 100 percent of the fair market value of a Common Share on the date of grant and the exercise price of an Affiliated SAR or a Tandem SAR must be equal to the exercise price of the option to which such SAR relates. A holder of an SAR is entitled on exercise to receive a number of Common Shares, cash or a combination thereof, as determined by the Committee, that is equal in value to the amount by which the fair market value of one Common Share on the exercise date exceeds the exercise price multiplied by the number of Common Shares with respect to which the SAR is exercised.
     Restricted Stock
The Omnibus Plan also authorizes the Committee to grant shares of “Restricted Stock” to participants. Restricted Stock grants will be subject to the vesting period and other restrictions imposed by the Committee, such as the achievement of specific Horizon or individual performance goals. The performance goals will be selected from among those listed above under “Performance Goals.”
Each grant of Restricted Stock will be evidenced by a restricted stock agreement that specifies the period of restriction, the number of shares of Restricted Stock granted and such other provisions as the Committee determines. Generally, all rights with respect to the Restricted Stock will be exercisable only during the participant’s lifetime and only by the participant. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. During the period of restriction, participants holding Restricted Stock may exercise full voting rights with respect to the shares. Upon the lapse of the applicable period of restriction, the shares of Restricted Stock will become transferable.
     Performance Units and Performance Shares
The Omnibus Plan also authorizes the Committee to grant “Performance Units” and “Performance Shares.” Performance Units or Performance Shares provide that if the specified performance goals set by the Committee at the time of grant are achieved over the period of time specified by the Committee (the “Performance Period”), the participant will receive the value of the Performance Units or Performance Shares. Payments may be made in Common Shares, cash or a combination thereof, as determined by the Committee. The Committee will select performance goals from those listed above under “Performance Goals.”
     Limits on Transferability and Exercisability
No award may be sold, transferred, assigned, pledged or hypothecated, other than by will or the laws of descent and distribution. During a participant’s lifetime, all rights to an award will be exercisable only by the participant. Options and SARs will be exercisable at such times as the Committee determines and specifies in the applicable award agreement. In the discretion of the Committee, however, nonqualified options may be transferred to immediate family members, to trusts for the benefit of immediate family members or partnerships or limited liability companies in which the participant and/or the immediate family members are the only equity owners.

     Amendment and Discontinuance
The Board of Directors may amend, alter or discontinue the Omnibus Plan, subject to certain restrictions. Generally, the Board may not make any amendment, alteration or discontinuance that would adversely affect any outstanding award unless the participant consents in writing. The Committee may modify or adjust an award, however, if necessary to avoid a material charge or expense to Horizon, to cause the Omnibus Plan to comply with applicable law or to permit Horizon to claim a tax deduction. Shareholder approval is required for any supplement, amendment or alteration to the Omnibus Plan or to an award agreement that would increase the number of Common Shares subject to the Omnibus Plan or increase the maximum number of options, SARs, shares of Restricted Stock, Performance Units or Performance Shares that may be awarded to an individual participant. (Shareholder approval is not required for adjustments authorized in the Omnibus Plan to reflect stock dividends and splits, recapitalizations and similar changes.)
Certain Federal Income Tax Consequences
The following is a brief summary of the federal income tax provisions currently applicable to options, SARs, Restricted Stock, Performance Units and Performance Shares granted under the Omnibus Plan. The laws that govern the tax aspects of awards under the Omnibus Plan are highly technical and are subject to change.
     Nonqualified Options and SARs
A participant will not recognize any taxable income upon the grant of a nonqualified option (with or without a Tandem or Affiliated SAR). On the exercise of a nonqualified option, the participant will recognize ordinary income equal to the excess of the fair market value of the Common Shares acquired on the exercise of the nonqualified option over the purchase price (the “spread”). On the exercise of an SAR, the participant will recognize ordinary income equal to amount received upon the exercise of the SAR. An employee participant shall be subject to withholding of income and payroll taxes on the spread by Horizon as required by federal and state law. A participant who is subject to the six-month short-swing profit recovery provisions of Section 16(b) of the Exchange Act (generally executive officers), however, will not recognize ordinary income at the time of exercise of the option but rather upon the expiration of the six-month period. Horizon generally will be entitled to a federal income tax deduction in an amount equal to the compensation income recognized by the participant.
     Incentive Stock Options
A participant will not recognize taxable income on the grant or exercise of an incentive stock option. The spread at the time of exercise, however, will constitute a tax preference item in determining whether the participant is liable for the alternative minimum tax. Such alternative minimum tax may be payable even though the participant does not receive any cash upon the exercise of the incentive stock option with which to pay such tax. Upon the sale of shares acquired pursuant to the exercise of an incentive stock option after the later of (i) two years from the date of grant of the incentive stock option, or (ii) one year after the date of exercise (the “ISO Holding Period”), the participant will recognize capital gain or loss, as the case may be, measured by the difference between the net sales proceeds received on the sale and the exercise price. However, the participant will recognize ordinary income on such amount if the amount if realized by a sale of such shares prior to the ISO Holding Period. Horizon is not entitled to any tax deduction by reason of the grant or exercise of an incentive stock option, or by reason of a disposition of stock received upon exercise of an incentive stock option, if the ISO Holding Period is satisfied. Horizon does receive a deduction if the participant disposes of the shares before the expiration of the ISO Holding Period. If the options exercisable for the first time by a participant during any calendar year have a fair market value in excess of $100,000, those options will be treated as nonqualified options and will be subject to the same tax treatment as nonqualified options, as discussed above.

     Restricted Stock
A participant who receives an award of Restricted Stock may make a Section 83(b) election to have the award taxed as compensation income at the date of receipt, with the result that any future appreciation (or depreciation) in the value of the shares granted will be taxed as capital gain (or loss) on the later sale of the shares. Any such election (a “Section 83(b) election”) must be made and filed with the Internal Revenue Service within 30 days after receipt in accordance with the Income Tax Regulations under Code Section 83(b). If the participant does not make a Section 83(b) election, the grant will be taxed as compensation income at the full fair market value on the date that the restrictions imposed on the shares lapse. Any dividends paid on Restricted Stock are compensation income to the participant. Horizon is generally entitled to a tax deduction for any compensation income taxed to the participant, subject to the provisions of Code Section 162(m).
     Performance Units and Performance Shares
A participant who receives an award of Performance Shares or Performance Units also may make a Section 83(b) election to have the award taxed as compensation income at the date of receipt with the same result as described above under “Restricted Stock.” If the participant does not make the Section 83(b) election, he or she will not recognize taxable income until the Performance Units or Performance Shares vest and the participant receives stock and/or cash distributed in payment of the award. At that time, the participant must recognize income, which is taxed as compensation in an amount equal to the fair market value of the shares delivered and/or the amount of cash paid. Horizon generally will be allowed a corresponding tax deduction equal to the compensation taxable to the participant, subject to the provisions of Code Section 162(m).
     Internal Revenue Code Section 162(m)
In 1993, Congress enacted Section 162(m) of the Code, which disallows corporate deductibility for “compensation” paid in excess of $1,000,000 to the chief executive officer and the other three highest paid employees, unless the compensation is payable solely on achievement of an objective performance goal. The Omnibus Plan has been structured to give the Compensation Committee the discretion to award compensation which satisfies the requirements of Section 162(m) of the Code. Consequently, the Compensation Committee intends, to the extent practical and consistent with the best interests of Horizon its shareholders, to use compensation policies and programs that preserve the tax deductibility of compensation expenses.
     Code Section 409A
The above discussion does not address the federal income tax consequences of awards under Section 409A of the Code. Section 409A was added to the Code by the American Jobs Creation Act of 2004 and generally affects amounts deferred under a covered non-qualified deferred compensation plan after December 31, 2004, and such prior deferrals under a plan that has been materially modified after October 3, 2004. Section 409A provides that covered amounts deferred under a non-qualified deferred compensation plan are includable in the participant’s gross income and subject to 20 percentage points of additional tax plus, in certain cases, an interest charge, to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts. Certain types of awards under the Omnibus Plan (other than incentive stock options and non-qualified stock options that meet the rules to be exempt from Section 409A) may be subject to Section 409A. It is the intent of the Board that awards under the Omnibus Plan be structured so that they are not subject to Section 409A. If subject to Section 409A, however, the Omnibus Plan and the award agreements are intended to comply with Section 409A requirements.

Equity Compensation Plan Information
The following table presents information regarding grants under all equity compensation plans of Horizon through December 31, 2009.

Number of Securities Remaining
	Number of Securities to be	Weighted-Average Exercise	Available for Future Issuance
	Issued Upon Exercise of	Price of Outstanding	Under Equity Compensation Plans
	Outstanding Options, Warrants	Options, Warrants and	(Excluding Securities Reflected
Plan Category	and Rights	Rights	in the First Column)

Equity compensation plans approved by security holders (1)	47,250	$18.48	145,729
Equity compensation plans not approved by security holders	—	—	—

Total	47,250	$18.48	145,729

(1)	Represents options granted or available under the 1997 Key Employees’ Stock Option and Stock Appreciation Rights Plan of Horizon Bancorp and the Horizon Bancorp 2003 Omnibus Equity Incentive Plan.
Proposal 4
Ratification of Appointment of Independent Auditors
BKD, LLP served as Horizon’s independent auditors for 2009. Upon the recommendation of the Audit Committee, the Board of Directors has selected BKD, LLP as Horizon’s independent auditors for 2010. BKD, LLP has served as Horizon’s independent auditors since 1998. Shareholder ratification of the appointment of the independent auditors is not required by law, but the Audit Committee has proposed and recommended the submission of the appointment of BKD, LLP to the shareholders to give the shareholders input into the designation of the auditors.
Ratification of the appointment of Horizon’s independent auditor requires that more shares be voted in favor of the proposal than against the proposal. If the shareholders do not ratify the selection of BKD, LLP, the Audit Committee may reconsider its selection of BKD, LLP as independent auditors. Even if this proposal to ratify the auditors is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of Horizon and its shareholders.
Representatives of BKD, LLP are expected to be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.
The Audit Committee of the Board of Directors recommends that shareholders vote “For” the ratification of the appointment of BKD, LLP as Horizon’s independent auditors for 2010 (Item 4 on the Proxy Card).
Auditor Fees and Services
BKD, LLP served as Horizon’s independent auditors for 2009 and 2008. The services performed by BKD, LLP in this capacity included conducting an examination in accordance with generally accepted auditing standards of, and expressing an opinion on, Horizon’s consolidated financial statements. The

Board of Directors has selected BKD, LLP as the independent public accountants for 2010 and is seeking shareholder ratification at the Annual Meeting.
     Audit Fees
BKD, LLP’s fees for professional services rendered in connection with the audit and review of Forms 10-Q and all other SEC regulatory filings were $181,100 for 2009 and $181,100 for 2008. Horizon has paid and is current on all billed fees.
     Audit-Related Fees
BKD, LLP’s fees for audit-related services rendered in connection with consultation on financial accounting and reporting issues were $2,000 for 2009 and $2,000 for 2008. All of such fees have been paid.
     Tax Fees
BKD, LLP’s fees for tax services were $31,345 for 2009 and $33,870 for 2008. All such fees have been paid.
     All Other Fees
BKD, LLP’s other fees for 2009 were $6,000 and related to cost segregation services for tax planning. There were no other fees for 2008.
     Board of Directors Pre-Approval
Horizon’s Audit Committee formally adopted resolutions pre-approving the engagement of BKD LLP to act as our independent auditor for the two fiscal years ended December 31, 2009. The Audit Committee has not adopted pre-approval policies and procedures in accordance with paragraph (c)(7)(i) of Rule 2-01 of Regulation S-X, because it anticipates that in the future the engagement of BKD LLP will be pre-approved by the Audit Committee. All audit-related fees and fees for tax services for 2009 and 2008 were pre-approved by the Audit Committee. Horizon’s independent auditors performed all work described above with their respective full-time, permanent employees.
Proposal 5
Shareholder Proposal to Declassify the Board of Directors
The Board of Directors unanimously recommends a vote “AGAINST”
the following shareholder proposal.
Shareholder Proposal
Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917, owner of 306.156 Common Shares, has notified us that he intends to present the following proposal at the Annual Meeting. If properly presented, this proposal will be voted on at the Annual Meeting.
As required by the rules of the SEC, the text of the resolution and the supporting statement of Mr. Armstrong are included below exactly as submitted by him. The Board of Directors and Horizon are not responsible for the contents of the proposal or supporting statement.
Mr. Armstrong submitted the following resolution and statement:
Resolution
That the shareholders of Horizon Bancorp request its Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

Statement
The current practice of electing only one-third of the directors for three-year terms is not in the best interest of the corporation or its shareholders. Eliminating this staggered system increases accountability and gives shareholders the opportunity to express their views on the performance of each director annually. The proponent believes the election of directors is the strongest way that shareholders influence the direction of any corporation and our corporation should be no exception.
As a professional investor, the proponent has introduced the proposal at several corporations which have adopted it. In others, opposed by the board or management, it has received votes in excess of 70% and is likely to be reconsidered favorably.
The proponent believes that increased accountability must be given our shareholders whose capital has been entrusted in the form of share investments especially during these times of great economic challenge.
Arthur Levitt, former Chairman of The Securities and Exchange Commission said, “in my view, it’s best for the investor if the entire board is elected once a year. Without annual election of each director, shareholders have far less control over who represents them.”
While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders.
In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.
If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
Board of Director’s Recommendation
The Board of Directors unanimously recommends a vote “AGAINST” this shareholder proposal.
     Your Board of Directors has previously considered whether it would be in the best interest of Horizon and its shareholders to shorten the terms of directors to one year and to hold annual elections of all members of the Board of Directors, and we considered this change again when we received Mr. Armstrong’s proposal. After careful deliberation, however, we concluded that for the reasons described below, it is in the best interests of Horizon and its shareholders to maintain a classified Board of Directors with directors serving three-year terms.
     Long-Term Outlook. We believe that one-year director terms could encourage a short-term focus on profitability, which would not be beneficial to our shareholders. We believe that we must maintain a clear focus on the long-term interests of our shareholders and adopt policies that support long-term growth through careful management of our assets and liabilities rather than short-term profitability that may be encouraged by actions such as risk-taking. The Board believes that having a classified Board of Directors better facilitates a long-term outlook and provides the best value to Horizon’s shareholders.
     Stability and Continuity. We believe that the three-year staggered terms of directors provide stability and continuity in our leadership. Staggered terms are designed to ensure that at any given time, the Board of Directors has a majority of members who, by serving for several years, have developed a deeper understanding of the breadth and nature of our business. Directors who have considerable experience with, and knowledge of, our business are better equipped to provide the oversight and make the decisions required by a board of directors than those who do not, and are, correspondingly, more capable of engaging in the long-term strategic planning that is critical to a financial institution’s success.
The business of banking is heavily regulated and complex, and a director’s in-depth understanding of a bank’s particular financial condition, asset mix, regulatory capital levels and regulatory compliance history, to name a few, are critically important to being able to make informed decisions that will lead to long-term growth. We believe it is far easier for directors to be able to gain this in-depth understanding (and for them to be incentivized to do so) if they know their involvement on the board will be for longer than one year.
     Attracting Highly Qualified Directors. The Board believes that the classified structure helps Horizon attract and retain highly qualified individuals who are willing to commit the time and dedication necessary to understand Horizon, its operations and its competitive environment. Attracting and retaining knowledgeable and dedicated directors is especially important in economically challenging times such as these.
     Accountability to Shareholders. Accountability depends on the selection of responsible and experienced individuals, not on whether they serve terms of three years or one year. We believe that a classified board of directors makes directors as accountable to shareholders as a board elected annually. The fiduciary duties of directors elected to three-year staggered terms are identical to those of directors elected annually, and Horizon’s directors believe that they are as attentive to shareholder concerns as a result of having been elected to three-year staggered terms as they would be if elected to one-year terms. Shareholders have the opportunity on an annual basis to express their opinion of the Board of Directors or management and to propose to our Board alternative candidates as directors.
Although a board elected annually may be appropriate for some corporations, such as those that operate in unregulated businesses or that engage in short-term transactions with assets and liabilities that do not have long-term effect, we strongly believe that it is not appropriate for a bank holding company of our size and focus. We also strongly believe that our performance, policies and conduct indicate that our Board is accountable and responsive to shareholders.
In addition, Horizon’s long history and culture of promoting stock ownership among directors, officers and employees reinforces and ensures strong alignment with Horizon shareholders’ interests.
     Financial Performance. The proponent’s statement lists corporations that proponent maintains de-classified their boards of directors as a result of his efforts. Our Board of Directors has not verified that statement to be true. However, the Board of Directors feels strongly that what may be appropriate for one company is not appropriate for all. This “one size fits all” view does not take into account the differences among companies and their management or the differences among shareholder groups. Horizon, like many other publicly-traded companies, has a diverse shareholder base with different shareholders focused on different performance metrics and goals. All shareholders, however, must look at the history and performance of a company and its record of providing shareholder value. Horizon has an excellent record of providing shareholder value, including during the recent turbulent economic times, and the Board of Directors and management have demonstrated accountability to the shareholders through Horizon’s financial performance. In particular, we note the following for 2009:
•	Horizon reported record annual earnings for its tenth consecutive year for 2009.

•	The June 2009 issue of U.S. Banker magazine ranked Horizon as one of the top 200 performing community banks in the country.

•	Horizon’s non-performing loans are less than peer averages.

•	Horizon’s stock price has out performed the NASDAQ bank index for one, five and ten years.

•	Horizon continues to pay an attractive dividend during a time when several banks have either reduced or eliminated their dividends.

•	On December 29, 2009, Horizon announced an acquisition that will be accretive to future earnings.

•	Horizon continues to expand into contiguous markets.

•	Horizon was recommended a “buy” by two independent financial analysts.
     Protection against Unfair Takeover Proposals. A classified board of directors can play an important role in protecting shareholders against an unsolicited takeover proposal at an unfair price. If our Board of Directors were not classified, a potential acquirer whose nominees receive a plurality of the votes cast at an annual meeting of the shareholders could replace all or a majority of the directors with its own nominees, who could then approve the takeover proposal even if the price did not adequately value Horizon. Classified board structures have been shown to be an effective means of protecting long-term shareholder interests from abusive tactics.
We believe a classified board of directors encourages a potential acquirer to negotiate with the board of directors on an arm’s-length basis, and provides the board of directors with more time and leverage to evaluate the takeover proposal, negotiate the best result for all shareholders and consider alternatives available to Horizon. Moreover, a potential acquirer can always make a tender offer directly to the shareholders of a company that has a classified board of directors.
For the foregoing reasons, the Board of Directors believes that this shareholder proposal is not in the best interests of Horizon or in the best interests of our shareholders. Therefore, the Board of
Directors unanimously recommends a vote “AGAINST”
this shareholder proposal.
Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers and directors of Horizon and owners of more than 10% of the Common Shares are required to file reports of their ownership and changes in their ownership of Common Shares with the Securities and Exchange Commission. Copies of these reports also must be furnished to Horizon. Based solely upon a review of copies furnished to Horizon through the date of this Proxy Statement or written representations that no reports were required, Horizon believes that its executive officers, directors and 10% shareholders complied with the 2009 filing requirements.
Shareholder Proposals for 2011 Annual Meeting
Any shareholder who wishes to have a proposal considered for inclusion in Horizon’s Proxy Statement for the 2011 Annual Meeting of Shareholders must submit the proposal in writing so that Horizon receives it by November 26, 2010. Proposals should be addressed to Horizon’s Secretary, 515 Franklin Square, Michigan City, Indiana 46360.
Horizon’s Amended and Restated Bylaws also provide that a shareholder wishing to nominate a candidate for election as a director or to have any other matter considered by the shareholders at the Annual Meeting must give Horizon written notice of the nomination not fewer than 120 days in advance of the date that Horizon’s Proxy Statement was released to shareholders in connection with the previous year’s Annual Meeting, which release date for the 2009 Annual Meeting is expected to be on or about March 26, 2010. Shareholder nominations must include the detailed information about the nominee required by the Bylaws and also must comply with the other requirements set forth in the Bylaws. Proposals to bring other matters before the shareholders must include a brief description of the proposal and the other information required by the Bylaws.

Shareholders who wish to nominate candidates or to bring other proposals before the Annual Meeting must submit the proposals in writing to Horizon’s Secretary no later than November 26, 2010. Copies of the Bylaws are available to shareholders from Horizon’s Secretary free of charge upon request.
Other Matters
Management knows of no matters, other than those reported above, that are to be brought before the Annual Meeting. The enclosed proxy confers discretionary authority on the proxies to vote on any other business that may properly come before the Annual Meeting. It is the intention of the persons named in the proxy to vote in their discretion on any such matter.
To the extent information in this Proxy Statement rests peculiarly within the knowledge of persons other than Horizon, Horizon has relied upon information furnished by others for the accuracy and completeness of the information.
We urge you to complete, date and sign the proxy and return it promptly in enclosed envelope.
James D. Neff
Secretary
Michigan City, Indiana
March 26, 2010
Availability of Form 10-K
A copy of Horizon’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission (“SEC”) is available to shareholders without charge, upon written request to Mary McColl, Shareholder Relations, at 515 Franklin Square, Michigan City, Indiana 46360. The Form 10-K, together with the other proxy materials, also is available on the Internet at www.cfpproxy.com/5257. The Form 10-K and Horizon’s other SEC filings also are available online in the SEC’s EDGAR database at www.sec.gov.

Appendix A
HORIZON BANCORP
AMENDED 2003 OMNIBUS EQUITY INCENTIVE PLAN
SECTION 1
PURPOSE AND DURATION
     1.1. Establishment of the Plan. Horizon Bancorp, an Indiana corporation, hereby establishes an equity-based incentive compensation plan to be known as the Horizon Bancorp 2003 Omnibus Equity Incentive Plan, set forth in this document. This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and Performance Shares. This Plan and the grant of Awards hereunder are expressly conditioned upon the Plan’s approval by the shareholders of the Company. The Plan is adopted effective as of February 1, 2003; however, no Options may be exercised and no other Award may be exercised or otherwise paid until the Plan has been approved by a majority of the Shares of the Company represented at the shareholder’s meeting at which approval of the Plan is considered, as specified in Section 10.2.
     1.2. Purposes of the Plan. The purposes of this Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of the Participants, through the ownership of Shares and through other incentives, with the interests of the Company’s shareholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants who make significant contributions to the Company’s success and to allow Participants to share in the success of the Company.
SECTION 2
DEFINITIONS
     For purposes of this Plan, the following words and phrases will have the following meanings unless a different meaning is plainly required by the context:
     2.1. “1934 Act” means the Securities Exchange Act of 1934, as amended. Reference to a specific section of the 1934 Act or regulation thereunder includes such section or regulation, any valid regulation promulgated under such section and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
     2.2. “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by or under common control with the Company.
     2.3. “Affiliated SAR” means a SAR that is granted in connection with a related Option, and that automatically will be deemed to be exercised at the same time that the related Option is exercised.
     2.4. “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, SARs, Restricted Stock, Performance Units or Performance Shares.

     2.5. “Award Agreement” means the written agreement which sets forth the terms and provisions applicable to each Award granted under this Plan.
     2.6. “Beneficiary” means the person or persons designated by a Participant to receive the benefits under this Plan, if any, which become payable as a result of the Participant’s death.
     2.7. “Board” or “Board of Directors” means the Board of Directors of the Company serving at the time that this Plan is approved by the shareholders of the Company or thereafter.
     2.8. “Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price of Options (a) through a “same day sale” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased in order to pay the Exercise Price, and whereby the NASD Dealer irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (b) through a “margin” commitment from the Participant and an NASD Dealer whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the Exercise Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company.
     2.9. “Cause” means, for purposes of determining whether and when a Participant has incurred a Termination of Service for Cause, any act or failure to act which permits the Company to terminate the written agreement or arrangement between the Participant and the Company or an Affiliate for “cause” as defined in such agreement or arrangement. In the event there is no such agreement or arrangement or the agreement or arrangement does not define the term “cause,” then “Cause” for purposes of this Plan will mean (i) the willful and continued failure of a Participant to perform his required duties as an Employee or Non-employee Director of the Company or any Subsidiary; (ii) any action by a Participant which involves willful misfeasance or gross negligence; (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Company or any Subsidiary to terminate the employment of a Participant; (iv) the conviction of a Participant of the commission of any criminal offense which involves dishonesty or breach of trust; or (v) any intentional breach by a Participant of a material term, condition or covenant of any agreement between the Participant and the Company or any Subsidiary.
     2.10. “Change in Control” will have the meaning assigned to such term in Section 12.2.
     2.11. “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such section or regulation.
     2.12. “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board pursuant to Section 3.1 to administer this Plan, serving on the date that this Plan is approved by the shareholders of the Company or thereafter.
     2.13. “Company” means Horizon Bancorp, an Indiana corporation and any successor thereto. With respect to the definition of Performance Goals, the Committee, in its sole discretion, may determine whether “Company” means Horizon Bancorp and its Subsidiaries on a consolidated basis.
     2.14. “Covered Employee” means an Employee who is a covered employee as defined in Code Section 162(m) (3).
     2.15. “Director” means any individual who is a member of the Board of Directors of the Company.
     2.16. “Disability” means a disability as determined for purposes of the Federal Social Security Act which qualifies the Participant for permanent disability insurance payments in accordance with such

Act. Disability for purposes of the Plan will not include any disability which is incurred while the Participant is on leave of absence because of military or similar service and for which a governmental pension is payable.
     2.17. “Effective Date” means February 1, 2003.
     2.18. “Employee” means all employees of the Company or an Affiliate, whether such employees are employed on the date that this Plan is adopted by the Board or become employed subsequent to such approval.
     2.19. “Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to the exercise of an Option.
     2.20. “Fair Market Value” means the per share closing price for the Shares, as reported by the NASDAQ Stock Market or by such other exchange or market on which the Shares are then listed or regularly traded, determined as of the day on which the applicable Award is granted to a Participant.
     2.21. “Fiscal Year” means the annual accounting period of the Company.
     2.22. “Freestanding SAR” means a SAR that is granted independently of any Option.
     2.23. “Grant Date” means, with respect to any Award granted under this Plan, the date on which the Award was granted by the Committee, regardless if the Award Agreement to which the Award relates is executed subsequent to such date.
     2.24. “Incentive Stock Option” means an Option granted under this Plan to purchase Shares which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422.
     2.25. “NASD Dealer” means a broker-dealer who is a member of the National Association of Securities Dealers, Inc.
     2.26. “Non-employee Director” means any individual who is a member of the Board of Directors and who is not an employee of the Company.
     2.27. “Nonqualified Stock Option” means an Option granted under this Plan to purchase Shares which is not an Incentive Stock Option.
     2.28. “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
     2.29. “Option Period” means the period during which an Option will be exercisable in accordance with the applicable Award Agreement and Section 6.
     2.30. “Participant” means an Employee or Non-employee Director to whom an Award has been granted.
     2.31. “Performance Goals” means, except as otherwise provided in Sections 8.4.2 and 9.3.2, the goals determined by the Committee in its sole discretion to be applicable to a Participant with respect to an Award. As determined by the Committee in its sole discretion, the Performance Goals applicable to each Award granted under the Plan to a Participant who is not a Covered Employee, will provide for a targeted level or levels of financial achievement with respect to one or more of the following business criteria: (a) return on assets; (b) earnings before interest, taxes, depreciation and amortization (EBITDA); (c) net income; (d) total shareholder return; (e) return on equity; (f) Affiliate or division operating income; (g) pre- or after-tax income; (h) cash flow; (i) cash flow per share; (j) earnings per share (basic or diluted); (k) return on invested capital; (l) economic value added (or an equivalent metric); (m) share price performance; (n) improvement in or attainment of expense levels; and (o) improvement in or attainment of working capital levels. The Performance Goals may differ from Participant to Participant and from Award to Award. In the case of a Participant who is a Covered Employee, as described in the preceding sentence, the Performance Goal will be based on (i) return on equity; (ii) net income; (iii) return on assets or (iv) a combination of two or more of these measures.
     2.32. “Performance Period” means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.
     2.33. “Performance Share” means an Award granted to a Participant pursuant to Section 9.
     2.34. “Performance Unit” means an Award granted to a Participant pursuant to Section 9.
     2.35. “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is subject to restrictions and, therefore, the Shares are subject to a substantial risk of forfeiture. As provided in Section 8, such restrictions may be based on the passage of time, the achievement of specific target levels of performance (in the case of “performance-based compensation” under Section 162(m) of the Code), or the occurrence of such other events as may be determined by the Committee in its sole discretion.
     2.36. “Plan” means the Horizon Bancorp 2003 Omnibus Equity Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.
     2.37. “Restricted Stock” means an Award granted to a Participant pursuant to Section 8.
     2.38. “Retirement” means, in the case of an Employee, the termination of employment by a Participant on or after attaining age 65 for reasons other than Cause, death or Disability.
     2.39. “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, and any future rule or regulation amending, supplementing or superseding such rule.
     2.40. “Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions which involve equity securities of the Company.
     2.41. “Shares” means the whole shares of issued and outstanding regular voting common stock, no par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in Section 4.6, or the stock of any successor to the Company which is so designated for the purposes of the Plan.
     2.42. “Stock Appreciation Right” or “SAR” means an Award, granted alone or in tandem with a related Option, that is designated as a “SAR” pursuant to Section 7.
     2.43. “Subsidiary” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, of which is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. A Subsidiary includes any Subsidiary of the Company as of the Effective Date and each corporation that becomes a Subsidiary of the Company after the Effective Date.
     2.44. “Tandem SAR” means a SAR that is granted in tandem with a related Option, the exercise of which will require forfeiture of the right to exercise such Option and to purchase an equal number of Shares under the related Option; and, when a Share is purchased pursuant to the exercise of such Option, the SAR will be forfeited to the same extent.
     2.45. “Termination of Service” in the case of an Employee, means the occurrence of any act or event or any failure to act, whether pursuant to an employment agreement or otherwise, that actually or effectively causes or results in a Participant ceasing, for whatever reason, to be an Employee of the Company or an Affiliate, including, but not limited to, death, Disability, Retirement, termination by the Company or an Affiliate of the Participant’s employment with the Company or an Affiliate (whether with or without Cause) and voluntary resignation or termination by the Participant of his or her employment with the Company or an Affiliate. A Termination of Service will also occur with respect to an Employee who is employed by an Affiliate if the Affiliate ceases to be an Affiliate of the Company and the Participant does not immediately thereafter become an Employee of the Company or another Affiliate. For purposes of this Plan, transfers or changes of employment of a Participant between the Company and an Affiliate (or between Affiliates) will not be deemed a Termination of Service. “Termination of Service” in the case of a Non-employee Director means the failure to be reelected to the Board of Directors or resignation or removal from the Board.
SECTION 3
ADMINISTRATION
     3.1. The Committee. This Plan will be administered by the Committee. The decision or action of a majority of the actual number of members of the Committee will constitute the decision or action of the Committee. The Committee will consist of not less than three Directors. The members of the Committee will be appointed from time to time by, and will serve at the pleasure of, the Board of Directors. It is intended that the Committee be comprised solely of Directors who both are (a) “Non-employee Directors” under Rule 16b-3, and (b) “outside directors” as described in Treasury Regulation Section 1.162-27(e)(3). Failure of the Committee to be so comprised will not result in the cancellation, termination, expiration or lapse of any Award.
     3.2. Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company, and subject to the provisions of this Plan, the Committee will have full power and discretion to: (a) select Employees and Non-employee Directors who will participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with this Plan; (d) construe and interpret this Plan, all Award Agreements and any other agreements or instruments entered into under this Plan; (e) establish, amend or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent such terms and conditions are within the discretion of the Committee as provided in this Plan; provided however, the Committee may only accelerate the exercisability or vesting of an Award in connection with a Participant’s death, Disability, Retirement, in connection with a Change in Control, or to the extent such actions involve an aggregate number of Shares not in excess of five percent of the number of Shares available for Awards. Further, the Committee will make all other determinations which may be necessary or advisable for the administration of this Plan. Each Award will be evidenced by a written Award Agreement between the Company and the Participant and will contain terms and conditions established by the Committee consistent with the provisions of this Plan. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at 515 Franklin Square, Michigan City, Indiana 46360.
     3.3. Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, that the Committee may not delegate its authority and powers (a) with respect to grants to Section 16 Persons, or (b) in any way which would jeopardize this Plan’s qualification under Code Section 162(m) or Rule 16b-3.
     3.4. Decisions Binding. All determinations and decisions made by the Committee, the Board and any delegate of the Committee pursuant to Section 3.3 will be final, conclusive and binding on all persons, including the Company and Participants. No such determinations will be subject to de novo review if challenged in court.

SECTION 4
SHARES SUBJECT TO THIS PLAN
     4.1. Number of Shares.
     4.1.1. Maximum Number. Subject to adjustment as provided in Section 4.6, the maximum number of Shares cumulatively available for issuance under this Plan pursuant to the: (a) exercise of Options; (b) grant of Affiliated, Freestanding and Tandem SARs; (c) grant of Shares of Restricted Stock; and (d) payment of Performance Units and Performance Shares, will not exceed One Hundred Thousand (100,000) Shares, plus (i) any Shares which are the subject of options but are not issued under the 1997 Key Employees’ Stock Option and Stock Appreciation Rights Plan of the Company, that are not thereafter issued and would otherwise have been available under that plan; (ii) shares under that plan that are forfeited, cancelled or expire unexercised; (iii) Shares tendered (actually or by attestation) to the Company in connection with the exercise of Options; (iv) Shares purchased by the Company in the open market or otherwise using the cash proceeds upon the exercise of Options; (v) Shares settled hereunder in cash; (vi) Shares withheld pursuant to Section 11; and (vii) the number of Shares equal to the value, as determined by the Committee in its sole discretion, of the income tax deductions recognized by the Company in connection with the exercise of Non-Qualified Stock Options and disqualifying dispositions of Shares acquired on the exercise of Incentive Stock Options, determined as of the date on which the Company’s federal income tax return is filed less the total number of Shares previously issued under this Plan, and less the total number of Shares then subject to outstanding Options or other Awards. Notwithstanding the foregoing, effective as of June 1, 2010, subject to approval by the Company’s shareholders at the Company’s 2010 annual shareholders’ meeting, an additional One Hundred Seventy-Five Thousand (175,000) will be available for issuance under the Plan. The foregoing share reserve will be supplemented by an additional number of Shares that remain in acquired company plans that are assumed by the Company.
     4.1.2. Limits Based on Award Type. In calculating the number of Shares available for issuance under this Plan, (a) no more than One Hundred Thousand (100,000) Shares will be cumulatively available for the grant of Incentive Stock Options under this Plan, (b) no more than Fifty Thousand (50,000) Shares will be available for the grant of non-Option Awards, and effective as of June 1, 2010, subject to approval by the Company shareholders, at the Company’s annual meeting in 2010, an additional One Hundred Seventy-Five Thousand (175,000) Shares will be available for the grant of non-Option Awards, (c) during any Fiscal Year, no Participant will be granted an Award for more than One Hundred Thousand (100,000) Shares, and (d) no Participant will receive Performance Units under Section 9 having an initial value greater than One Million Dollars ($1,000,000). Shares issued under this Plan may be either authorized but unissued Shares, treasury Shares or reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine in its sole discretion.
     4.1.3. Forfeited and Unpurchased Shares. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants. If the exercise price of any Option is satisfied by tendering Shares (by either actual delivery or attestation), only the number of Shares actually issued, net of the Shares tendered, will be deemed issued for purposes of determining the number of Shares available for grants under this Plan. Additionally, if Shares are withheld pursuant to Section 11.2, only the number of Shares actually issued, net of the

Shares withheld, will be deemed issued for purposes of determining the number of Shares available for grants under this Plan.
     4.2. Release of Shares. Subject to the limitations set forth in this Plan, the Committee will have full authority to determine the number of Shares available for Awards and, in its sole discretion, may include (without limitation) as available for distribution (a) any Shares that have ceased to be subject to an Award; (b) any Shares subject to an Award that have been previously forfeited; (c) any Shares under an Award that otherwise terminates without the issuance of Shares being made to a Participant; (d) any Shares that are received by the Company in connection with the exercise of an Award, including the satisfaction of any tax liability or tax withholding obligation; or (e) any Shares repurchased by the Company in the open market or otherwise, having an aggregate repurchase price no greater than the amount of cash proceeds received by the Company from the exercise of Options granted under this Plan. Any Shares that are available immediately prior to the termination of the Plan, or any Shares returned to the Company for any reason subsequent to the termination of the Plan, may be transferred to a successor plan.
     4.3. Restrictions on Shares. Shares issued upon exercise of an Award will be subject to the terms and conditions specified herein and to such other terms, conditions and restrictions as the Committee in its sole discretion may determine and provide in the Award Agreement. The Company will not be required to issue or deliver any certificates for Shares, cash or other property prior to the (a) listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded), and (b) completion of any registration or qualification of such shares under federal, state, local or other law, or any ruling or regulation of any government body which the Committee determines to be necessary or advisable. The Company may cause any certificate for any Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in this Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under this Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering this Plan. The benefits under this Plan for each Participant, and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he promptly signs any document reasonably related to the administration of this Plan requested by the Committee. No fractional Shares will be issued under this Plan; rather, fractional shares will be aggregated and then rounded to the next lower whole Share.
     4.4. Shareholder Rights. Except with respect to Restricted Stock as provided in Section 8 and dividend rights as provided in Section 4.5, no person will have any rights of a shareholder (including, but not limited to, voting rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee in its sole discretion, such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company will have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant will not be treated as a shareholder for any purpose whatsoever prior to such issuance and transfer. No payment or adjustment will be made for rights for which the record date is prior to the date such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as otherwise provided herein or in an Award Agreement.
     4.5. Dividends and Dividend Equivalents. The Committee may provide that Awards denominated in Shares earn dividends or dividend equivalents. Such dividend equivalents may be paid currently in cash or Shares or may be credited to an account established by the Committee in the Participant’s name. In addition, dividends or dividend equivalents paid on outstanding Awards or issued Shares may be credited to such account rather than paid currently. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Committee may establish, including reinvestment in additional Shares or Share equivalents. Notwithstanding the foregoing, dividends or dividend equivalents on unvested portions of Awards whose vesting is subject to the achievement of specified Performance Goals will be subject to the same restrictions as the underlying Shares or units to which such dividends or dividend equivalents relate.
     4.6. Changes in Stock.
     4.6.1. Substitution of Stock and Assumption of Plan. In the event of any change in the Shares by virtue of any stock dividends, stock splits, recapitalizations or reclassifications or any acquisition, merger, consolidation, share exchange, tender offer or other combination involving the Company that does not constitute a Change in Control but that results in the acquisition of a Subsidiary by the Company, or in the event that other stock is substituted for the Shares as the result of any merger, consolidation, share exchange or reorganization or any similar transaction which constitutes a Change in Control of the Company, the Committee will correspondingly adjust the (a) number, kind and class of Shares which may be delivered under this Plan, (b) number, kind, class and price of Shares subject to outstanding Awards (except for mergers or other combinations in which the Company is the surviving entity), and (c) numerical limits of Sections 4.1, 6.1, 7.1, 8.1 and 9.1, all in such manner as the Committee in its sole discretion determines to be advisable or appropriate to prevent the dilution or diminution of such Awards; provided, however, in no event will the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options contained in Section 6.1 be affected by an adjustment under this Section 4.6.1. The Committee’s determinations under this Section 4.6.1 will be final and conclusive.
     4.6.2. Conversion of Shares. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the “Successor”), the kind of shares of stock which are subject to this Plan and to each outstanding Award will, automatically by virtue of such Change in Control, be converted into and replaced by securities of the Successor, having full voting, dividend, distribution, preference and liquidation rights, and the number of shares subject to an Award, the calculation of an Award’s value and the purchase price per share upon exercise of the Award will be correspondingly adjusted so that, by virtue of such Change in Control of the Company, each Participant will (a) in the case of Options, have the right to purchase (i) that number of shares of stock of the Successor which have a Fair Market Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of such Change in Control of the Company, of the Shares of the Company theretofore subject to each Option, and (ii) for a purchase price per share which, when multiplied by the number of shares of stock of the Successor subject to each Option, will equal the aggregate exercise price at which the Participant could have acquired all of the Shares previously optioned to the Participant; and (b) in the case of Awards other than Options, Performance Shares and Performance Units, have the right to receive that number of shares of stock of the Successor which have a Fair Market Value, as of the date of such Change in Control of the Company, equal to the Fair Market Value, as of the date of the Change in Control of the Company, of the Shares of the Company to which each Award relates. The Committee, in its sole discretion, will determine the method by which Awards of Performance Shares and Performance Units will be adjusted due to a Change in Control of the Company. Shares issued in connection with the Awards that are assumed, converted or substituted under this Section 4.6.2 will not reduce the number of Shares reserved for issuance under Section 4.1.

SECTION 5
ELIGIBILITY
     5.1. Eligibility. Except as herein provided, the individuals who are eligible to participate in this Plan and be granted Awards are those individuals who are Employees of the Company or any Affiliate and Non-employee Directors of the Company. The Committee may, from time to time and in its sole discretion, select Employees and Non-employee Directors of the Company to be granted Awards and will determine the terms and conditions with respect thereto. In making any such selection and in determining the form of the Award, the Committee may give consideration to the functions and responsibilities of the Employees or Non-employee Director to the Company or its Affiliates, the value of the Employee or Non-employee Director’s services (past, present and future) to the Company or its Affiliates and such other factors deemed relevant by the Committee in its sole discretion. An Employee or Non-employee Director will become a Participant in this Plan as of the date specified by the Committee. A Participant can be removed as an active Participant by the Committee effective as of any date; provided, however, that no such removal will adversely affect any Award previously granted to the Participant.
     5.2. No Contract of Employment. Neither this Plan nor any Award Agreement executed hereunder will constitute a contract of employment between an Employee and the Company or an Affiliate, and participation in this Plan will not give an Employee the right to be rehired by or retained in the employment of the Company or an Affiliate.
     5.3. No Right to Be Retained on Board. Neither this Plan nor any Award Agreement executed hereunder will give any Director the right to be retained, nominated or re-elected as a Director.
SECTION 6
STOCK OPTIONS
     6.1. Grant of Options. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Options to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options or any combination thereof; provided, however, Non-employee Directors may not be granted Incentive Stock Options. Subject to the terms and provisions of this Plan, the Committee, in its sole discretion, will determine the number of Shares subject to each Option; provided, however, no Participant may be granted Incentive Stock Options under this Plan which would result in Shares with an aggregate Fair Market Value (measured on the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.
     6.2. Option Award Agreement. Each Option will be evidenced by an Award Agreement that will specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option and such other terms and conditions as the Committee, in its sole discretion, determines. The Award Agreement will also specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. All grants of Options intended to constitute Incentive Stock Options will be made in accordance, and all Award Agreements pursuant to which Incentive Stock Options are granted will comply, with the requirements of Code Section 422.
     6.3. Exercise Price. The Exercise Price for each Option will be determined by the Committee under this Section 6.3; provided, however, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding Options or cancel outstanding Options in exchange for cash, other Awards or Options with an exercise price that is less than the exercise price of the original Options without shareholder approval.
     6.3.1. Nonqualified Stock Options. In the case of a Nonqualified Stock Option, the Exercise Price per Share will be determined by the Committee; provided, however, in no event will the Exercise Price be less than 100 percent of the Fair Market Value of the Shares to which the Nonqualified Stock Option relates, determined as of the Grant Date.
     6.3.2. Incentive Stock Options. In the case of an Incentive Stock Option, the Exercise Price will be not less than 100 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates determined as of the Grant Date; provided, however, that if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the Exercise Price will be not less than 110 percent of the Fair Market Value of the Shares to which the Incentive Stock Option relates, determined as of the Grant Date.
     6.3.3. Substitute Options. Notwithstanding the provisions of Sections 6.3.1 and 6.3.2, in the event that the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a), may determine that such substitute Options will have an Exercise Price of less than 100 percent of the Fair Market Value of the Shares to which the Options relate determined as of their respective Grant Dates. In carrying out the provisions of this Section 6.3.3, the Committee will apply the principles contained in Section 4.6.
     6.4. Duration of Options. Subject to the terms and provisions of Sections 10 and 12, the Option Period with respect to each Option will commence and expire at such times as the Committee provides in the Award Agreement, provided that:
(a)	Incentive and Nonqualified Stock Options will not be exercisable later than the tenth anniversary of their respective Grant Dates;

(b)	Incentive Stock Options granted to an Employee who possesses more than 10 percent of the total combined voting power of all classes of Shares of the Company, taking into account the attribution rules of Code Section 422(d), will not be exercisable later than the fifth anniversary of their Grant Date(s); and

(c)	Subject to the limits of this Section 6, the Committee may, in its sole discretion, after an Option is granted, extend the maximum term of the Option.
     6.5. Exercisability of Options. Subject to the provisions of Section 12 and this Section 6, all Options granted under this Plan will be exercisable at such times, under such terms and subject to such restrictions and conditions as the Committee determines in its sole discretion and as specified in the Award Agreements to which the Options relate. After an Option is granted, the Committee, in its sole discretion, may accelerate the exercisability of the Option.
     6.6. Method of Exercise. Subject to the provisions of this Section 6 and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the Option Period to which the Option relates by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice will specify the number of Shares subject to the Option to be purchased and will be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the applicable Award Agreement, payment in full or in part may also be made by:
(a)	Delivering Shares already owned by the Participant for more than six months, or such lesser period of time that may be permitted by the Committee, that have a total Fair Market Value on the date of such delivery equal to the total Exercise Price;

(b)	The delivery of cash by a broker-dealer as a Cashless Exercise, if permitted by the Committee and the applicable Award Agreement;

(c)	Reducing the number of Shares issued upon the exercise by the largest number of whole Shares that has a Fair Market Value that does not exceed the aggregate exercise price for the Shares exercised under this method. Shares will no longer be outstanding under an Option (and will therefore not thereafter be exercisable) following the exercise of such Option to the extent of (i) Shares used to pay the exercise price of an Option under the ‘net exercise,’ (ii) Shares actually delivered to the Participant as a result of such exercise and (iii) any Shares withheld for purposes of tax withholding; or

(d)	Any combination of the foregoing.
     If payment of the Exercise Price of an Option is made in whole or in part in the form of Restricted Stock, a number of the Shares to be received upon such exercise equal to the number of shares of Restricted Stock used for payment of the Exercise Price will be subject to the same forfeiture restrictions or deferral limitations to which the Restricted Stock was subject, unless otherwise determined by the Committee in its sole discretion.
     No Shares will be issued until full payment therefor has been made. Subject to any forfeiture restrictions or deferral limitations that may apply if an Option is exercised using Restricted Stock, a Participant will have all of the rights of a shareholder of the Company holding the class of Shares subject to the Option (including, if applicable, the right to vote the Shares) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.
     6.7. Restrictions on Share Transferability. In addition to the restrictions imposed by Section 14.7, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate in its sole discretion, including, but not limited to, restrictions related to applicable Federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or traded.
     6.8. Termination by Reason of Death, Disability or Retirement. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service due to death, Disability or Retirement, any unexpired and unexercised Options held by such Participant will thereafter be fully exercisable until the expiration of the Option Period.
     6.9. Other Termination. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, if a Participant incurs a Termination of Service that is involuntary on the part of the Participant (but is not due to death or Disability and is not with Cause) or is voluntary on the part of the Participant (but is not due to Retirement), any Options held by such Participant will terminate on the Termination of Service, except that such Options, to the extent exercisable at the time of Termination of Service, may be exercised until the expiration of the shorter of the following two periods: (a) the thirty consecutive day period commencing on the date of Termination of Service, or (b) the date on which the Option Period expires. If a Participant incurs a Termination of Service which is with Cause, all of his Options, whether or not exercisable, will terminate immediately as of the date of such Termination of Service.
     6.10. Special Provision for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, an Incentive Stock Option will not be exercisable more than (a) three months after the Participant’s Termination of Service for any reason other than Disability, or (b) one year after the Participant’s Termination of Service by reason of Disability.
SECTION 7
STOCK APPRECIATION RIGHTS
     7.1. Grant of SARs. Subject to the terms and conditions of this Plan, the Committee, at any time and from time to time, may grant SARs to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines. The Committee, in its sole discretion, may grant Affiliated SARs, Freestanding SARs, Tandem SARs or any combination thereof.
     7.1.1. Number of Shares. Subject to the limitations of Section 4, the Committee will have complete discretion to determine the number of SARs granted to any Participant.
     7.1.2. Exercise Price and Other Terms. The Committee, subject to the provisions of this Plan, will have complete discretion to determine the terms and conditions of SARs granted under this Plan; provided, however, the Exercise Price of a Freestanding SAR will be not less than 100 percent of the Fair Market Value of a Share on the Grant Date and the Exercise Price of Tandem or Affiliated SARs will be equal to the Exercise Price of the Option to which such SAR relates.
     7.2. Exercise of Tandem SARs. Tandem SARs may be exercised with respect to all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares to which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option, the following requirements will apply: (a) the Tandem SAR will expire not later than the date on which the underlying Incentive Stock Option expires; (b) the value of the payout with respect to the Tandem SAR will be no more than 100 percent of the difference between the Exercise Price of the underlying Incentive Stock Option and 100 percent of the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option to which the Tandem SAR relates exceeds the Exercise Price of the Incentive Stock Option.
     7.3. Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. The deemed exercise of an Affiliated SAR will not reduce the number of Shares subject to the related Option.
     7.4. Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Committee, in its sole discretion, specifies in the applicable Award Agreement.
     7.5. SAR Award Agreement. Each SAR will be evidenced by an Award Agreement that specifies the exercise price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR and such other terms and conditions as the Committee, in its sole discretion, determines. The Award Agreement will also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR or a combination thereof.
     7.6. Expiration of SARs. Each SAR granted under this Plan will expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement; provided, however, that no SAR will be exercisable later than the tenth anniversary of its Grant Date. Notwithstanding the foregoing, the terms and provisions of Section 6.4 will also apply to Affiliated and Tandem SARs.
     7.7. Payment of SAR Amount. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The positive difference between the Fair Market Value of a Share on the date of exercise and the exercise price; by

(b)	The number of Shares with respect to which the SAR is exercised.
     At the sole discretion of the Committee, the payment may be in cash, in Shares which have a Fair Market Value equal to the cash payment calculated under this Section 7.7, or in a combination of cash and Shares.
     7.8. Termination of SAR. An Affiliated or Tandem SAR will terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR will terminate at the time provided in the applicable Award Agreement.
SECTION 8
RESTRICTED STOCK
     8.1. Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines. Subject to the limitations of Section 4, the Committee, in its sole discretion, will determine the number of Shares of Restricted Stock to be granted to each Participant.
     8.2. Restricted Stock Award Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that specifies the Period of Restriction, the number of Shares granted and such other terms and conditions as the Committee, in its sole discretion, determines. Unless the Committee in its sole discretion determines otherwise, Shares of Restricted Stock will be held by the Company, and will not be delivered to any Participant until the end of the applicable Period of Restriction.
     8.3. Transferability. Except as provided in Section 6.6, Section 14.7, and this Section 8, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.
     8.4. Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Section 8.
     8.4.1. General Restrictions. The Committee may impose restrictions on Restricted Stock based upon any of the following criteria: (a) the achievement of specific Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant or other Performance Goals, (b) applicable Federal or state securities laws, or (c) any other basis determined by the Committee in its sole discretion; provided, however, except for (i) Awards of deferred Shares received in lieu of other Awards, (ii) Awards made to Employees to replace their awards from a prior employer that were forfeited upon the acquisition of the prior employer by the Company, and (iii) the Participant’s death, Retirement or Disability, the required period of service for full vesting will be not less than three years.
     8.4.2. Section 162(m) Performance Restrictions. Notwithstanding any other provision of this Section 8.4.2 to the contrary, for purposes of qualifying grants of Restricted Stock as “performance-based compensation” to Covered Employees under Code Section 162(m), the Committee will establish restrictions based upon the achievement of Performance Goals. The specific targets under the Performance Goals that must be satisfied for the Period of Restriction to lapse or terminate will be set by the Committee on or before the latest date permissible to enable the Restricted Stock to qualify as “performance-based compensation” under Code Section 162(m). The business goals for the Performance Criteria for a Covered Employee under this Section 8.4.2. will be one or more of the business criteria listed under Section 2.31. In granting Restricted Stock that is intended to qualify under Code Section 162(m), the Committee will follow any procedures determined by it in its sole discretion from time to time to be necessary, advisable or appropriate to ensure qualification of the Restricted Stock under Code Section 162(m).
     8.4.3. Legend on Certificates. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock will bear the following legend:
“THE SALE, PLEDGE OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE HORIZON BANCORP 2003 OMNIBUS EQUITY INCENTIVE PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF HORIZON BANCORP.”
     8.5. Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under this Plan will be released to a Participant as soon as practicable after the end of the applicable Period of Restriction. Except in the case of grants of Restricted Stock to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 12.1), the Committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or remove any restrictions. After the end of the applicable Period of Restriction, the Participant will be entitled to have any restrictive legend or legends placed on the Shares under Section 8.4.3 removed from his or her Share certificate.
     8.6. Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the applicable Award Agreement provides otherwise.
     8.7. Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of

Restriction will revert to the Company and thereafter will be available for the grant of new Awards under this Plan.
     8.8. Termination of Service. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service due to death, Disability or Retirement during the Period of Restriction, the restrictions on his Shares of Restricted Stock will lapse and the Participant (or his or her Beneficiary) will, on the date of such Termination of Service, be fully vested in the Restricted Stock. Unless otherwise provided in an Award Agreement or this Plan, in the event of a Participant’s Termination of Service for any reason during the Period of Restriction other than a Termination of Service due to death, Disability or Retirement, all Shares of Restricted Stock still subject to restriction will be forfeited by the Participant and thereafter be available for the grant of new Awards under this Plan; provided, however, that the Committee will have the sole discretion to waive, in whole or in part, subject to the restrictions of Section 8.4.1, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock. Notwithstanding any other provision of this Section 8 to the contrary, in the case of grants of Restricted Stock to Covered Employees that the Committee intends to qualify as “performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated, except as provided in Section 12.1), no shares of Restricted Stock will become vested unless the applicable Performance Goals have first been met; provided, further, that the Committee will not waive any restrictions with respect to such Restricted Stock. If the vesting of shares of Restricted Stock is accelerated after the applicable Performance Goals have been met, the amount of Restricted Stock distributed will be discounted by the Committee to reasonably reflect the time value of money in connection with such early vesting.
SECTION 9
PERFORMANCE UNITS AND PERFORMANCE SHARES
     9.1. Grant of Performance Units/Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units or Performance Shares to any Employee or Non-employee Director in such amounts as the Committee, in its sole discretion, determines. Subject to the limitations of Section 4, the Committee will have complete discretion in determining the number of Performance Units or Performance Shares granted to each Participant.
     9.2. Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the Grant Date.
     9.3. Performance Objectives and Other Terms. The Committee will set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares will be evidenced by an Award Agreement that specifies the number of Performance Units or Performance Shares, the Performance Period, the performance objectives and such other terms and conditions as the Committee, in its sole discretion, determines.
     9.3.1. General Performance Objectives. The Committee may set performance objectives based upon (a) the achievement of Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant or other Performance Goals; (b) in either absolute terms or relative to the performance of one or more comparable companies or an index which includes several companies; (c) applicable Federal or state securities laws; or (d) any other basis determined by the Committee in its sole discretion. Measurement of Performance Goals may exclude impact of charges for restructuring, discontinued operations, extraordinary items, other unusual or non-recurring items and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles.
9.3.2. Code Section 162(m) Performance Objectives. Notwithstanding any other provision of this Section 9.3.2 to the contrary, for purposes of qualifying grants of Performance Units or Performance Shares to Covered Employees as “performance-based compensation” under Code Section 162(m), the Committee will establish the specific targets under the Performance Goals applicable to Performance Units or Performance Shares. Such targets under the Performance Goals will be set by the Committee on or before the latest date permissible to enable the Performance Units or Performance Shares, as the case may be, to qualify as “performance-based compensation” under Code Section 162(m). The business goals for the Performance Criteria for a Covered Employee under this Section 9.3.2 will be one or more of the business criteria listed under Section 2.31. In granting Performance Units or Performance Shares to Covered Employees which are intended to qualify under Code Section 162(m), the Committee will follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Units or Performance Shares, as the case may be, under Code Section 162(m).
     9.4. Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares will be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Goals have been achieved. Except in the case of Performance Goals applicable to Performance Units or Performance Shares granted to Covered Employees which are intended to qualify as “performance-based compensation” under Code Section 162(m) (which cannot be reduced or waived except as provided in Section 12.1), after the grant of a Performance Unit or Performance Share, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Performance Unit or Performance Share.
     9.5. Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units or Performance Shares will be made as soon as practicable after the end of the applicable Performance Period. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period) or a combination thereof.
     9.6. Cancellation of Performance Units/Shares. On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares which have not been earned or vested will be forfeited and thereafter be available for the grant of new Awards under this Plan.
     9.7. Termination of Service. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service due to death, Disability or Retirement during a Performance Period, the Participant (or his Beneficiary) will receive the Performance Units or Performance Shares which relate to such Performance Period. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s Termination of Service for any other reason, all Performance Units or Performance Shares will be forfeited and thereafter be available for the grant of new Awards under this Plan. Distribution of earned Performance Units or Performance Shares may be made at the same time payments are made to Participants who did not incur a Termination of Service during the applicable Performance Period. Notwithstanding any other provision of this Section 9 to the contrary, in the case of Awards of Performance Units or Performance Shares to Covered Employees that the Committee intends to qualify as performance-based compensation” under Code Section 162(m) (the vesting of which cannot be accelerated except as provided in Section 12.1), no Performance Units or Performance Shares will become vested until the applicable Performance Goals have been met.
SECTION 10
AMENDMENT, TERMINATION, AND DURATION
     10.1. Amendment, Suspension, or Termination. The Board may supplement, amend, alter or discontinue this Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration or discontinuation will be made which would impair the rights of a Participant under an Award without the Participant’s consent, except that any supplement, amendment, alteration or discontinuation may be made to (a) avoid a material charge or expense to the Company or an Affiliate, (b) cause this Plan to comply with applicable law, or (c) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section 10.1, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter or discontinue this Plan without the approval of the Company’s shareholders (a) to the extent such approval is not required by applicable law or the terms of a written agreement, and (b) so long as any such amendment or alteration does not increase the number of Shares subject to this Plan (other than pursuant to Section 4.6) or increase the maximum number of Options, SARs, Shares of Restricted Stock, Performance Units or Performance Shares that the Committee may award to an individual Participant under this Plan. The Committee may supplement, amend, alter or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section 10.1, and further subject to any approval or limitations the Board may impose. Notwithstanding the foregoing, in no event may the Board or the Committee amend the repricing provisions of the Plan or any Award without approval of the Company’s shareholders.
     10.2. Duration of This Plan and Shareholder Approval. This Plan will be effective on the Effective Date and, subject to Section 10.1 (regarding the Board’s right to supplement, amend, alter or discontinue this Plan), will remain in effect until the tenth anniversary thereof. No Option will be exercised and no other Award will be exercised or otherwise paid hereunder until this Plan has been approved by the holders of at least a majority of the outstanding Shares at a meeting at which approval of this Plan is considered; and provided further, no Incentive Stock Option may be granted under this Plan after the tenth anniversary of the Effective Date.
SECTION 11
TAX WITHHOLDING
     11.1. Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all Federal, state and local income and employment taxes required by applicable law to be withheld with respect to the payment or exercise of such Award. In no event will any amount withheld be in an amount that would require the Company to incur accounting charges.
     11.2. Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy a tax withholding obligation, in whole or in part, by (a) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (b) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld;

provided, however, that any shares delivered to the Company satisfy the ownership requirements specified in Section 6.6(a). The amount of the withholding requirement will be deemed to include any amount that the Committee agrees may be withheld at the time any such election is made, not to exceed, in the case of income tax withholding, the amount determined, based upon minimum statutory requirements, by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date the amount of income tax to be withheld is determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
SECTION 12
CHANGE IN CONTROL
     12.1. Change in Control. Notwithstanding any other provision of this Plan to the contrary, in the event of a Change in Control of the Company, all Awards granted under this Plan that then are outstanding and that either are not then exercisable or are subject to any restrictions or Performance Goals will, unless otherwise provided for in the Award Agreements applicable thereto, become immediately exercisable, and all restrictions and Performance Goals will be removed, as of the first date that the Change in Control has been deemed to have occurred, and will remain removed for the remaining life of the Award as provided herein and within the provisions of the related Award Agreements.
     12.2. Definition. For purposes of Section 12.1, a “Change in Control” of the Company will be deemed to have occurred if the conditions or events set forth in any one or more of the following subsections occur:
(i)	Any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to the transaction own, immediately after the transaction, shares of the surviving or combined entity which possess voting rights equal to or less than 50 percent of the voting rights of all shareholders of such entity, determined on a fully diluted basis;

(ii)	Any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company;

(iii)	Any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or Horizon Bank in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchase (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any subsidiary) of shares of stock which represent more than 25 percent of the voting power of the Company or Horizon Bank;

(iv)	During any period of two consecutive years, individuals who at the date of the adoption of the Plan constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of the period has been approved by directors representing at least a majority of the directors then in office;

Notwithstanding the foregoing, a Change in Control of the Company (i) will not occur as a result of the issuance of stock by the Company in connection with any public offering of its stock; (ii) will not be deemed to have occurred with respect to any transaction unless such transaction has been approved or shares have been tendered by a majority of the shareholders who are not Section 16 Persons; or (iii) will not occur due to stock ownership by the Horizon Bancorp Employees’ Stock Bonus Plan Trust, which forms a part of the Horizon Bancorp Employees’ Stock Bonus Plan or any other employee benefit plan.
SECTION 13
LEGAL CONSTRUCTION
     13.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also includes the feminine, the plural includes the singular, and the singular includes the plural.
     13.2. Severability. In the event any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Plan, and this Plan will be construed and enforced as if the illegal or invalid provision had never been included herein.
     13.3. Requirements of Law. The grant of Awards and the issuance of Shares under this Plan will be subject to all applicable statutes, laws, rules and regulations and to such approvals and requirements as may be required from time to time by any governmental authorities or any securities exchange or market on which the Shares are then listed or traded.
     13.4. Governing Law. Except to the extent preempted by the Federal laws of the United States of America, this Plan and all Award Agreements will be construed in accordance with and governed by the laws of the State of Indiana without giving effect to any choice or conflict of law provisions, principles or rules (whether of the state of Indiana or any other jurisdiction) that would cause the application of any laws of any jurisdiction other than the state of Indiana.
     13.5. Headings. The descriptive headings and sections of this Plan are provided herein for convenience of reference only and will not serve as a basis for interpretation or construction of this Plan.
     13.6. Mistake of Fact. Any mistake of fact or misstatement of facts will be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.
     13.7. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
SECTION 14
MISCELLANEOUS
     14.1. No Effect on Employment or Service. Neither this Plan nor the grant of any Awards or the execution of any Award Agreement will confer upon any Participant any right to continued employment by the Company, retention on the Board or will interfere with or limit in any way the right of the Company to terminate any Employee’s employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Employee and the Company or an Affiliate, as the case may be. If there is any conflict between the provisions of this Plan and an employment or severance agreement between an Employee and the Company, the provisions of such employment or severance agreement will control, including, but not limited to, the vesting and forfeiture of any Awards.
     14.2. No Company Obligation. Unless required by applicable law, the Company, an Affiliate, the Board of Directors and the Committee will not have any duty or obligation to affirmatively disclose material information to a record or beneficial holder of Shares or an Award, and such holder will have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon or in connection with the receipt, exercise or distribution of an Award. In addition, the Company, an Affiliate, the Board of Directors, the Committee and any attorneys, accountants, advisors or agents for any of the foregoing will not provide any advice, counsel or recommendation to any Participant with respect to, without limitation, any Award, any exercise of an Option or any tax consequences relating to an Award.
     14.3. Participation. No Employee or Non-employee Director will have the right to be selected to receive an Award under this Plan or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any Participant any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan.
     14.4. Liability and Indemnification. No member of the Board, the Committee or any officer or employee of the Company or any Affiliate will be personally liable for any action, failure to act, decision or determination made in good faith in connection with this Plan. By participating in this Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under this Plan and the deferral, payment and exercise thereof. Each person who is or was a member of the Committee, or of the Board, will be indemnified and held harmless by the Company against and from (a) any loss, cost, liability or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under this Plan or any Award Agreement; and (b) any and all amounts paid by him in settlement thereof, with the Company’s prior written approval, or paid by him in satisfaction of any judgment in any such claim, action, suit or proceeding against him; provided, however, that he will give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit or proceeding before he undertakes to handle and defend the same on his own behalf. The foregoing right of indemnification is exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
     14.5. Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, are binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company.
     The Company will not, and will not permit its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of this Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company and its Successor (as defined in subsection 4.6.2) hereunder.
     14.6. Beneficiary Designations. Any Participant may designate, on such forms as may be provided by the Committee for such purpose, a Beneficiary to whom any vested but unpaid Award will be paid in the event of the Participant’s death. Each such designation will revoke all prior designations by the Participant and will be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death will be paid to the Participant’s estate and, subject to the terms of this Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate.
     14.7. Nontransferability of Awards. Except as provided in Sections 14.7.1 and 14.7.2, no Award under this Plan can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award under this Plan will be subject to execution, attachment or similar process. Any attempted or purported transfer of an Award in contravention of this Plan or an Award Agreement will be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant will be exercisable during his lifetime only by the Participant.
     14.7.1. Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to (a) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (“Immediate Family Members”), (b) a trust or trusts for the exclusive benefit of Immediate Family Members, or (c) a partnership or limited liability company in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”); provided, however, in the event the Committee permits the transferability of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke or restrict, without the prior consent, authorization or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member will not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted under this Plan are not transferable pursuant to this Section 14.7.
     14.7.2. Exercise by Eligible Transferees. In the event that the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Section 14.7.1, the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor or administrator only in the same manner, to the same extent and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his death, the Participant’s estate, will remain liable for all federal, state, local and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.
     14.8. No Rights as Shareholder. Except to the limited extent provided in Sections 4.5 and 8.6, no Participant (or any Beneficiary) will have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).
     14.9. Mitigation of Excise Tax. Subject to any other agreement providing for the Company’s indemnification of the tax liability described herein, if any payment or right accruing to a Participant under this Plan (without the application of this Section 14.9), either alone or together with other payments or rights accruing to the Participant from the Company or an Affiliate would constitute a “parachute payment,” as defined in Code Section 280G and regulations thereunder, such payment or right will be reduced to the largest amount or greatest right that will result in no portion of the amount payable or right accruing under this Plan being subject to an excise tax under Code Section 4999 or being disallowed as a deduction under Code Section 280G. The determination of whether any reduction in the rights or payments under this Plan is to apply will be made by the Committee in good faith after consultation with the Participant, and such determination will be conclusive and binding on the Participant. The Participant will cooperate in good faith with the Committee in making such determination and providing the necessary information for this purpose.
     14.10. Funding. Benefits payable under this Plan to any person will be paid by the Company from its general assets. Shares to be issued hereunder will be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates will be required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in its sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside will not be deemed to create a trust of any kind between the Company and any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

HORIZON BANCORP

By:
Craig M. Dwight, President and Chief Executive Officer
ATTEST:

By:

Its:

REVOCABLE PROXY

HORIZON BANCORP

ANNUAL MEETING OF STOCKHOLDERS

MAY 6, 2010

6:00 P.M.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Thomas H. Edwards, Mark E. Secor or James D. Neff, or each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated below, all Common Shares of Horizon Bancorp that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Thursday, May 6, 2010, at 6:00 p.m. (local time), at the Clarion Inn, 5820 S. Franklin Street, Michigan City, Indiana, or any adjournment of the Annual Meeting, on the following matters:
THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE ON THE ELECTION OF THE DIRECTORS, THE ADVISORY VOTE ON EXECUTIVE COMPENSATION, THE AMENDMENT OF THE 2003 OMNIBUS EQUITY INCENTIVE PLAN AND THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AND “AGAINST” THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID
ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.
(Continued, and to be marked, dated and signed on the other side)
ê FOLD AND DETACH HERE ê

HORIZON BANCORP — ANNUAL MEETING, MAY 6, 2010

YOUR VOTE IS IMPORTANT!

ANNUAL MEETING MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.materials.proxyvote.com/440407

YOU CAN VOTE IN ONE OF THREE WAYS:
1.	Call toll free 1-800-690-6903 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
                    or
2.	Via the Internet at https://www.proxyvote.com and follow the instructions.
                    or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY
HORIZON BANCORP

☑	PLEASE MARK VOTES AS IN THIS EXAMPLE

		For	With-	For All
			hold	Except
1.	Election of Directors	☐	☐	☐

Susan D. Aaron
Charley E. Gillispie
Larry N. Middleton, Jr.
Robert E. Swinehart
(INSTRUCTION: To withhold authority to vote for any individual, write the individual’s name on the space provided below.)

		For	Against	Abstain
2.	Advisory Vote on Executive Compensation	☐	☐	☐

		For	Against	Abstain
3.	Amendment to 2003 Omnibus Equity Incentive Plan	☐	☐	☐

Please be sure to sign and date this Proxy in the box below.	Date

Stockholder sign above Co-holder (if any) sign above

		For	Against	Abstain
4.	Ratification of Appointment of BKD, LLP	☐	☐	☐

		For	Against	Abstain
5.	Shareholder Proposal to Declassify Board of Directors	☐	☐	☐
6.	In their discretion, on such other business as may properly be brought before the Annual Meeting or any adjournment of the Annual Meeting
ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE ABOVE-STATED PROXIES. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE FOUR NOMINEES STATED ABOVE AND FOR PROPOSALS 2, 3, 4 and 5.
Please indicate your intentions of attending the meeting on May 6, 2010, by completing the section below.
I WILL attend the Annual Meeting.                     ☐
Number of Persons attending will be
Please sign exactly as name appears on this card. If there are two or more owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
YOUR VOTE IS IMPORTANT
PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

**IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW **

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
PROXY VOTING INSTRUCTIONS
Stockholders of record have three ways to vote:
1. By Mail; or
2. By Telephone (using a Touch-Tone Phone); or
3. By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3:00 a.m., May 6, 2010. It is not necessary to return this proxy if you vote by telephone or Internet.

VOTE BY TELEPHONE	VOTE BY INTERNET
Call Toll-Free on a Touch-Tone Phone anytime prior to 3:00	Anytime prior to 3:00 a.m., May 6, 2010 go to
a.m., May 6,2010	https://www.proxyvote.com
1-800-690-6903
Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.
ON-LINE ANNUAL MEETING PROXY MATERIALS: http://www.materials.proxyvote.com/440407
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